UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Amendment No. 1

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

RTI SURGICAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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RTI SURGICAL, INC.

11621 RESEARCH CIRCLE

ALACHUA, FLORIDA 32615

Dear Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of RTI Surgical, Inc., which will be held on Thursday, May 26, 2016 at 8:00 a.m., local time, at our headquarters at 11621 Research Circle, Alachua, Florida 32615.

The notice and proxy statement accompanying this letter contain details of the business to be conducted at the meeting. You are being asked to: (i) elect seven directors to serve for the ensuing year; (ii) approve (on an advisory basis) the compensation of our named executive officers, as disclosed in the proxy statement (the “say on pay vote”) and (iii) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. At the meeting, we will also report on our affairs and provide a discussion period for questions and comments of general interest to our stockholders.

These materials are accompanied by a WHITE proxy or voting instruction card and postage-paid return envelope. WHITE proxy or voting instruction cards are being solicited on behalf of your Board of Directors.

Your vote will be especially important at this meeting. As you may know, Krensavage Asset Management, LLC and certain of its affiliates have notified the Company that Krensavage intends to nominate a slate of four nominees for election as directors at the meeting in opposition to nominees recommended by your Board of Directors. Krensavage has informed us that it reserves the right to nominate additional persons. You may receive a proxy statement, [                    ] proxy or voting instruction card and other solicitation material from Krensavage. The Company is not responsible for the accuracy of any information provided by or relating to Krensavage or its nominees contained in the solicitation materials filed or disseminated by or on behalf of Krensavage or any other statements that Krensavage may make.

Your Board of Directors does NOT endorse any of the Krensavage nominees and unanimously recommends that you vote FOR the election of each of the nominees proposed by your Board of Directors on the WHITE proxy or voting instruction card. Your Board of Directors strongly urges you NOT to sign or return any proxy or voting instruction card sent to you by Krensavage.

If you have previously submitted a [                    ] proxy or voting card sent by Krensavage, you can revoke that proxy and vote for your Board of Directors’ nominees and on the other matters to be voted at the meeting by using the enclosed WHITE proxy or voting instruction card.

If your brokerage firm, bank or other similar organization is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive voting instructions from the holder of record. You must follow these instructions in order for your shares to be voted. Your brokerage firm, bank or similar organization is required to vote those shares in accordance with your instructions. Because of the contested nature of the election of directors, if you do not give instructions to your brokerage firm, bank or similar organization, such brokerage firm, bank or similar organization will not be able to vote your shares. We urge you to instruct your brokerage firm, bank or other similar organization, by following those instructions, to vote your shares as recommended by your Board of Directors on the WHITE proxy or voting instruction card.

Holders of shares as of the close of business on Wednesday, April 13, 2016, the record date for the meeting, are urged to submit a WHITE proxy or voting instruction card, even if your shares were sold after such date. Your management team expects to provide you with further information during the course of the solicitation and at the meeting. At the meeting, we also will review our progress during the past year and answer your questions. For more information and up-to-date postings, please go to our website, www.rtiproxy.com. If you have any questions, please contact Georgeson Inc., our proxy solicitor assisting us in connection with the meeting. Stockholders, banks and brokers may call toll free at (866) 856-2826 or email Georgeson at RTIX@georgeson.com.

Thank you for your ongoing support of, and continued interest in, RTI Surgical.

Very truly yours,

Brian K. Hutchison
President and Chief Executive Officer

[            ], 2016

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

RTI SURGICAL, INC.

11621 Research Circle

Alachua, Florida 32615

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of RTI Surgical, Inc. will be held on Thursday, May 26, 2016 at 8:00 a.m., local time, at our headquarters at 11621 Research Circle, Alachua, Florida 32615, for the following purposes:

(1)	To elect seven directors, Peter F. Gearen, M.D., Brian K. Hutchison, Thomas A. McEachin, Jonathon M. Singer, Paul G. Thomas, Nicholas J. Valeriani, and Shirley A. Weis, to serve on our Board of Directors and hold office until the next Annual Meeting of stockholders or until their respective successors have been duly elected and qualified;

(2)	To approve (on an advisory basis) the compensation of our named executive officers, as disclosed in the proxy statement (the “say on pay vote”);

(3)	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The above items of business are more fully described in our proxy statement accompanying this notice. We have not received notice of other matters that may be properly presented at the Annual Meeting.

Your vote will be especially important at the Annual Meeting. As you may have heard, Krensavage Asset Management, LLC and certain of its affiliates (together, “Krensavage”) have notified the Company that Krensavage intends to nominate and solicit proxies to vote in favor of election at the Annual Meeting of a slate of four director nominees in opposition to the nominees recommended by your Board of Directors. Krensavage has informed us that it reserves the right to propose additional nominees.

Your Board of Directors does NOT endorse any of the Krensavage nominees. You may receive a proxy statement, [                    ] proxy card and other solicitation materials from Krensavage. The Company is not responsible for the accuracy of any information provided by or relating to Krensavage or its nominees contained in solicitation materials filed or disseminated by or on behalf of Krensavage or any other statements that Krensavage may make.

Your Board of Directors unanimously recommends a vote FOR the election of each of its nominees on the enclosed WHITE proxy or voting instruction card and urges you not to sign or return or vote any proxy or voting instruction card sent to you by Krensavage. If you have already voted using a [                    ] proxy or voting instruction card sent to you by Krensavage, you can REVOKE it by signing and dating the enclosed WHITE proxy or voting instruction card and returning it in the postage-paid envelope provided or by voting via the Internet or by telephone by following the instructions provided on the enclosed WHITE proxy or voting instruction card. Only your last-dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the accompanying proxy statement.

EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, WE REQUEST THAT YOU READ THE ACCOMPANYING PROXY STATEMENT AND VOTE YOUR SHARES BY SIGNING AND DATING THE ENCLOSED WHITE PROXY OR VOTING INSTRUCTION CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED OR BY VOTING VIA THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS PROVIDED ON THE ENCLOSED WHITE PROXY OR VOTING INSTRUCTION CARD.

If your brokerage firm, bank or other similar organization is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive voting instructions from the holder of record. You must follow these instructions in order for your shares to be voted, and your broker, bank or similar organization is required to vote those shares in accordance with your instructions. If you do not give instructions to your brokerage firm, bank or similar organization, you will lose your vote with respect to all “non-routine” matters, which, for purposes of the Annual Meeting, are Proposals 1 (election of directors) and 2 (say on pay). Proposal 3 (ratification of independent registered public accounting firm), on the other hand, is a “routine” matter, which allows your broker, bank or similar organization to vote your shares on your behalf. This means that if you do not give instructions to your brokerage firm, bank or similar organization with respect to the election of directors and/or say on pay, you will not be able to vote your shares as to such matters. We urge you to instruct your brokerage firm, bank or other similar organization, to vote your shares as recommended by your Board of Directors on the WHITE proxy or voting instruction card.

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND VOTING INSTRUCTIONS ON THE ENCLOSED WHITE PROXY CARD OR VOTING INSTRUCTION FORM. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE (i) “FOR ALL” OF YOUR BOARD OF DIRECTORS’ SEVEN NOMINEES NAMED IN PROPOSAL 1 AND (ii) “FOR” PROPOSALS 2 AND 3.

Only stockholders of record at the close of business on April 13, 2016 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. For more information and up-to-date postings, please go to our website, www.rtiproxy.com.

If you have any questions, please contact Georgeson Inc., our proxy solicitor assisting us in connection with the meeting. Stockholders, banks and brokers may call toll free at (866) 856-2826 or email Georgeson at RTIX@georgeson.com.

This notice and the accompanying proxy statement are sent by order of the Board of Directors.

Thomas F. Rose
Corporate Secretary

Alachua, Florida

[            ], 2016

Important Notice Regarding the Availability of Proxy Materials For the Annual Meeting

of Stockholders To Be Held on May 26, 2016

This notice of Annual Meeting of stockholders and proxy statement, the form of proxy card, along with our 2015 Form 10-K, are available free of charge at the following website: www.rtiproxy.com.

PROXY STATEMENT

-i-

RTI SURGICAL, INC.

11621 Research Circle

Alachua, Florida 32615

PROXY STATEMENT

GENERAL INFORMATION

Our Board of Directors is soliciting proxies for our 2016 Annual Meeting of Stockholders (the “Annual Meeting”), or any adjournment or postponement thereof. The Annual Meeting will be held on Thursday, May 26, 2016 at 8:00 a.m., local time, at our headquarters at 11621 Research Circle, Alachua, Florida 32615.

The proxy materials, including this proxy statement, WHITE proxy card or voting instruction card and our 2015 Annual Report are first being filed with the Securities and Exchange Commission (the “SEC”), distributed to stockholders and made available on our website at www.rtix.com under the headings “Investors/SEC Filings and Reports” on or about [            ], 2016. These materials are available at www.rtiproxy.com in a manner that does not infringe on the anonymity of the person accessing such website.

All properly executed written proxies that are delivered pursuant to this solicitation will be voted at the Annual Meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the Annual Meeting.

Who is entitled to vote?

Only holders of record of our common stock, par value $0.001 per share (“common stock”), and Series A convertible preferred stock, par value $0.001 per share (“preferred stock”), at the close of business on April 13, 2016 (the “record date”) are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Holders of our common stock and our preferred stock (on a fully converted basis) vote together as a single class on all matters. In this proxy statement we refer to our common and preferred stock collectively as “voting stock.”

How many shares are eligible to be voted?

At the Annual Meeting, the equivalent of [                ] shares of our common stock will be entitled to vote.

As of the record date there were [                ] shares of common stock outstanding, each of which is entitled to one vote upon each of the matters to be presented at the Annual Meeting (excluding treasury shares).

In addition, as of the record date there were [                ] shares of preferred stock outstanding. Holders of our preferred stock are entitled to vote on all matters at the Annual Meeting together with our common stock on an as-converted basis at a conversion price of $4.39 per share. As of the record date, our outstanding preferred stock, including any accrued and unpaid dividends, was convertible into [                ] shares of common stock.

The holders of a majority of the outstanding shares of common stock and preferred stock (on an as-converted basis) entitled to vote at the Annual Meeting, either present in person or represented by proxy, will constitute a quorum. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What items of business will be voted on at the Annual Meeting?

We are holding the Annual Meeting in order to: (1) elect seven directors for the ensuing year; (2) approve (on an advisory basis) the compensation of our named executive officers, as disclosed in the proxy statement (the “say on pay vote”); and (3) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

What are my voting choices and what is the voting requirement to approve each of the proposals?

1.    What are my voting choices when voting for director nominees identified in this proxy statement, and what vote is needed to elect directors?

In the vote on the election of the seven director nominees identified in this proxy statement to hold office until the next Annual Meeting of stockholders or until their respective successors have been elected and qualified, stockholders may:

•	vote in favor of all nominees;

•	withhold votes with respect to all nominees; or

•	withhold votes with respect to specific nominees.

Directors will be elected by a plurality of the votes cast by the holders of shares of voting stock, voting in person or by proxy at the meeting, meaning that the seven nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Only votes “FOR” will affect the outcome. Withheld votes or broker non-votes will not affect the outcome of the vote.

The Board of Directors recommends a vote FOR all nominees as listed in “Proposal 1 – Election of Directors,” beginning on page 10 of this proxy statement.

2.    What are my voting choices when voting to (a) approve (on an advisory basis) the compensation of our named executive officers, and what vote is needed to approve the “say on pay” vote and (b) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016?

In connection with each of these proposals, stockholders may:

•	vote in favor of the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal.

The favorable vote of a majority of the shares having voting power present in person or represented by proxy at the meeting will be required for the approval of this item. A properly executed proxy marked “Abstain” with respect to the “say on pay” proposal will have the same effect as a vote against the proposal. Broker non-votes will not affect the outcome of the vote.

For the advisory vote on the compensation of our named executive officers, this proposal is not binding upon the Company. However, our Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions.

The Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement.

The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. If the stockholders do not approve the selection of Deloitte & Touche LLP, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee of the Board of Directors.

What happens if additional matters are presented at the Annual Meeting?

Other than the three items of business described in this proxy statement, as well as the director nominees expected from Krensavage, we are not currently aware of any other matters to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies on the enclosed proxy card intend to vote in accordance with their best judgment on these matters. If for any reason any of the nominees is not available as a candidate for director, the persons designated as proxies on the enclosed proxy card will have the discretion to vote for such other candidate or candidates as may be nominated by the Board of Directors.

How can I vote my shares?

In person. Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

By proxy. Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy by one of the methods described below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

•	By Internet-Stockholders of record with internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards until 11:59 p.m. eastern time on May 25, 2016. Most stockholders who hold shares beneficially in street name may vote by accessing the web site specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for internet voting availability.

•	By Telephone-Stockholders of record who live in the United States or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards until 11:59 p.m. eastern time on May 25, 2016. Most stockholders who hold shares beneficially in street name and live in the United States or Canada may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for telephone voting availability.

•	By Mail-Stockholders of record may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

If any matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

How will the votes be tabulated?

The inspector of elections appointed for the Annual Meeting will tabulate the votes cast, in person or by proxy, at the Annual Meeting and will determine whether a quorum is present.

Can I change my vote or revoke my proxy?

Any holder of our common stock has the right to revoke his or her proxy at any time prior to the voting thereof at the Annual Meeting by: (1) filing a written revocation with the Secretary prior to the voting of such proxy; (2) giving a duly executed proxy bearing a later date; or (3) attending the Annual Meeting and voting in person. Attendance by a stockholder at the Annual Meeting will not itself revoke his or her proxy. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

What if I am a beneficial owner and do not give voting instructions to my broker?

“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under the rules of the Financial Industry Regularity Authority, member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member.

Proposals 1 and 2 are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners. Proposal 3 is a discretionary item and may be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners. As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee.

Do I have appraisal rights if I dissent from voting on a matter at the Annual Meeting?

There are no statutory or contractual rights of appraisal or similar remedies available to those stockholders who dissent from any matter to be acted on at the Annual Meeting.

Who is soliciting proxies and who is bearing the costs of the expenses?

Our Board of Directors is soliciting proxies for the Annual Meeting. We will bear the cost of the expenses incurred in connection with the solicitation of proxies. We will request brokerage houses, custodians, fiduciaries and nominees to forward proxy materials to their principals and will reimburse them for their reasonable expenses in doing so. We have engaged Georgeson Inc., a professional proxy solicitation firm, to assist with the solicitation of proxies. Georgeson estimates that approximately [                    ] of its employees will assist in this proxy solicitation, which they may conduct by personal interview, mail, telephone, facsimile, email, other electronic  channels of communication,  or otherwise. We estimate  that we  will pay Georgeson  a fee not to  exceed $[        ], of which $[        ] has been paid to date, plus reimbursement for out-of-pocket expenses. Although no precise estimate can be made at the current time, we currently estimate that the total expenditures to be incurred by us relating to the proxy solicitation in excess of those normally spent for an Annual Meeting as a result of the potential proxy contest, excluding salaries and wages of our regular employees, will be approximately $[        ], of which approximately $[        ] has been spent to date. We agreed to indemnify Georgeson against certain liabilities relating to or arising out of its engagement. Our directors, officers, and other employees may solicit proxies by further mailing or personal conversation, or by telephone, facsimile or other electronic means. No compensation in addition to regular salary and benefits will be paid to any director, officer or regular employee for such solicitation assistance.

What should I do with the [                    ] proxy or voting instruction card sent to me by Krensavage?

Krensavage has nominated four individuals for election as directors at the Annual Meeting. Nominations made by Krensavage have NOT been endorsed by your Board. Krensavage has informed us that it reserves the right to nominate additional persons. The Company is not responsible for the accuracy of any information provided by or relating to Krensavage or its nominees contained in solicitation materials filed or disseminated by or on behalf of Krensavage or any other statements that Krensavage may make.

Please do not return any [                    ] proxy or voting instruction card you may receive from Krensavage or otherwise authorize any proxy other than pursuant to a WHITE proxy or voting instruction card to vote your shares at the Annual Meeting, even as a protest vote. If you return a [                    ] proxy or voting instruction card to Krensavage or otherwise authorize a proxy to vote your shares at the meeting other than pursuant to a WHITE proxy or voting instruction card, you can change your vote. To REVOKE your prior proxy and change your vote, simply sign the enclosed WHITE proxy or voting instruction card, date it and return it in the postage-paid envelope provided or follow the instructions located on the WHITE proxy or voting instruction card to vote via Internet or by telephone. Only your latest dated proxy will be counted. Any proxy may be revoked at any time prior to its exercise at the Annual Meeting. If you have any questions or need assistance voting, please contact our proxy solicitor:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Call toll-free: (866) 856-2826

Email: RTIX@georgeson.com

Where can I find the voting results of the Annual Meeting?

Voting results will be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be available on our website.

BACKGROUND OF THE SOLICITATION

On November 17, 2015, Michael P. Krensavage, Managing Member of Krensavage, met with Dean Bergy, Brian Hutchison, Curt Selquist and other members of our management. During this meeting, Mr. Krensavage indicated that Krensavage had certain ideas and plans for the Company but he did not share the specifics of such ideas and plans.

On February 8, 2016, Ned Villers, one of our former directors, received a call from John S. Watts, Jr., one of Krensavage’s proposed nominees to our Board of Directors. On this call, Mr. Watts requested that Mr. Villers make an introduction for Mr. Sweeney, one of our current directors, to Mark Stolper, Executive Vice President and Chief Financial Officer at RadNet, Inc. and also one of Krensavage’s proposed nominees to our Board of Directors. Mr. Sweeney and Mr. Stolper spoke via phone later on February 8 and discussed the potential nomination by Krensavage of outside director nominees. Mr. Sweeney told Mr. Stolper that our Board of Directors would be pleased to evaluate additional outside director nominees, our Board of Directors was then in the process of evaluating certain new director candidates and that Mr. Selquist, as the chair of the Nominating and Governance Committee, should be the primary contact person for communication going forward.

On February 17, 2016, Mr. Stolper sent an email to Messrs. Selquist and Sweeney. In that email, Mr. Stolper stated that it was Krensavage’s view that it would be beneficial to the Company and all of its stakeholders to have additional shareholder representatives on our Board of Directors. Mr. Stolper also mentioned that he was working in conjunction with Krensavage to put together a group of individuals to propose as nominees to our Board of Directors. Mr. Stolper also indicated that he and Krensavage would like to have a constructive dialogue with the Company regarding their nominees and that they would prefer “to go through proper channels” for purposes of their nominees’ consideration.

On February 17, 2016, Mr. Selquist sent a reply email to Mr. Stolper encouraging the submission of the nominees for review and requesting background information for each nominee.

On February 18, 2016, Mr. Stolper sent another email to Messrs. Selquist and Sweeney. In this email, Mr. Stolper expressed Krensavage’s wish to engage constructively with the Company to reconstitute our Board of Directors in what they regarded as the best interest of the Company’s shareholders. He attached biographies of himself and three other individuals, Jeff Goldberg, John Watts and Frank Williams, who he believed could contribute positively to our Board of Directors. Mr. Stolper stated that Krensavage hoped to engage in constructive dialogue with the Company to reach an outcome in the best interest of all stakeholders and to avoid a proxy contest. He also indicated that Krensavage would be submitting a formal nomination letter to the Company on February 19 in an effort to preserve Krensavage’s right to nominate directors.

On February 19, 2016, Krensavage submitted a formal nomination letter notifying the company of its intent to nominate Messrs. Goldberg, Stolper, Watts and Williams as nominees to be elected to our Board of Directors at the Annual Meeting.

On February 23, 2016, Krensavage filed a Schedule 13D with the Securities and Exchange Commission regarding its nomination letter and the four director nominees described in such letter.

On February 24, 2016, the Company issued a press release regarding Krensavage’s announcement. In that press release, Mr. Selquist stated that the Nominating and Governance Committee would review Krensavage’s four director nominees under its process to evaluate director candidates. Mr. Selquist indicated that the evaluation process would be the same, whether the candidates were identified by the Nominating and Governance Committee or by stockholders.

Also on February 24, 2016, Krensavage submitted a books and records request to the Company. The request focused on certain information regarding the Company’s stockholders as of February 29, 2016, which Krensavage incorrectly believed was the record date established by the Company for the Annual Meeting.

On February 26, 2016, the Company issued a press release stating, among other things, that the Annual Meeting would be scheduled later than the Company’s usual April timeframe to allow sufficient time for the Nominating and Governance Committee to complete its thorough process to evaluate the director candidates recently proposed by Krensavage, along with other potential candidates. In this press release, the Company also stated that Mr. Bergy stepped down as Chairman of our Board of Directors effective February 24, 2016, and that he would not be a candidate for re-election at the Annual Meeting. The press release also stated that Mr. Selquist was elected as the new Chairman of our Board of Directors.

On March 2, 2016, Krensavage issued a press release praising the appointment of Mr. Selquist as the new Chairman of our Board of Directors and reiterating its belief that our Board of Directors would benefit from additional shareholder representation. Krensavage also stated in this press release that it continued to encourage constructive dialogue with the Company about the composition of our Board of Directors and that it remained open to discussions with the Company to reach a resolution.

Also on March 2, 2016, the Company responded to Krensavage’s February 24, 2016 books and records request. Because the Company had not yet at that time set a record date for the Annual Meeting, it could not provide much of the information requested by Krensavage in its request.

During the period from March 2, 2016 through March 24, 2016, the Nominating and Governance Committee conducted a thorough evaluation of a number of potential director candidates to identify individuals who possess the right qualities and expertise to strengthen our Board of Directors and help enhance shareholder value. The Committee used a set of pre-determined criteria, described in “Election of Directors - Director Qualifications and

Biographical Information” in its evaluation. The process included a review of all four Krensavage nominees, existing Board members and other individuals. The process culminated with a series of in-person interviews on March 23 and 24.

On March 28, 2016, two existing Board members, Philip R. Chapman and Adrian J. R. Smith informed the Board of their decisions to not be candidates for re-election at the Annual Meeting. Later, on March 28, 2016, the Board of Directors met and approved a slate of nominees for election at the Annual Meeting.

On March 29, 2016, Messrs. Selquist and Bergy spoke with two executives of Krensavage. Messrs. Selquist and Bergy informed the Krensavage executives that two of the Company’s current directors had elected not to seek re-election and the Board had nominated a slate of directors that did not include any of the Krensavage nominees. Messrs. Selquist and Bergy explained the reasoning of the Nominating and Governance Committee. The parties agreed to continue a dialogue.

On March 30, 2016, Mr. Selquist again reached out to Krensavage. He spoke with a Krensavage executive and asked if Krensavage was satisfied with the slate of directors proposed by the Company and whether it would support the slate. Later that day, the Krensavage executive contacted Mr. Selquist and stated that Krensavage needed additional time to evaluate the slate and the proxy before responding.

PROPOSAL 1

ELECTION OF DIRECTORS

Composition of the Board

Our Board currently consists of nine directors. Pursuant to the terms of our Preferred Stock, two directors have been appointed by Water Street Healthcare Partners (“Water Street”), our largest stockholder. The remaining seven directors are elected by holders of our common stock and preferred stock voting together as a single class.

At the 2013 Annual Meeting, our stockholders approved an amendment to our Amended and Restated Certificate of Incorporation to eliminate the classification of our Board over a period of time and move to annual elections for all elected directors. As a result of this change, at this year’s Annual Meeting, you will be asked to elect all directors (other than the directors appointed by Water Street, if any) for one-year terms.

Director Nominees for Election

Based on the recommendation of the Nominating and Governance Committee, the Board of Directors’ nominees for election by the stockholders are as follows: Dr. Gearen; Mr. Hutchison; Mr. McEachin; Mr. Singer; Mr. Thomas; Mr. Valeriani; and Ms. Weis.

If elected at the Annual Meeting, the nominees will serve a one-year term until the 2017 Annual Meeting of stockholders and until their successors are elected and qualified, subject to their earlier resignation or removal. It is the intention of the person named in the accompanying WHITE form of proxy to nominate as directors and to vote such proxy for the election of Dr. Gearen; Mr. Hutchison; Mr. McEachin; Mr. Singer; Mr. Thomas; Mr. Valeriani; and Ms. Weis. We are not aware of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors may nominate as a substitute.

Director Qualifications and Biographical Information

The Nominating and Governance Committee seeks directors with established strong professional reputations and experience in businesses and other organizations of comparable size to our Company and in areas relevant to the strategy and operations of our Company’s business. The nominees for director include individuals who hold or have held senior executive positions in organizations operating in industries and end-markets that our Company serves and who have experience serving on boards of directors of other companies. In these positions, they have gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management and oversight, leadership development and corporate governance practices and trends. The Nominating and Governance Committee has adopted criteria for the selection of directors, seeking to address both the needs of the Company and certain regulatory requirements.

The Nominating and Governance Committee believes that each of the nominees has other key attributes that are important to an effective board: personal and professional integrity;

exceptional ability and judgment; candor; analytical skills; the willingness to engage management and each other in a constructive and collaborative fashion; and the ability and commitment to devote significant time and energy to service on the Board of Directors and its Committees. The Nominating and Governance Committee takes into account diversity considerations in determining the Company’s slate and planning for director succession and believes that, as a group, the nominees and other remaining directors bring a diverse range of perspectives to the deliberations of the Board of Directors. Except for Mr. Hutchison, each of the current year nominees is also independent of the Company and management. We believe the atmosphere of our Board of Directors is collegial and that all directors are engaged in their responsibilities. For additional information about our director independence requirements, consideration of director candidates, leadership structure of our Board of Directors and other corporate governance matters, see the sections captioned “Corporate Governance—Board of Directors” and “—Director Nomination Process” beginning on page 18 of this proxy statement.

In addition to the above, the Nominating and Governance Committee considered the specific experience described in the biographical details of the nominees that follow in determining to nominate these individuals for election as directors.

As you may have heard, Krensavage has notified the Company that it intends to nominate and solicit proxies to vote in favor of election at the Annual Meeting of a slate of four director nominees, in opposition to the nominees recommended by your Board of Directors. Krensavage has informed us that it reserves the right to nominate additional persons. We believe that the nominees proposed by your Board of Directors are the most qualified candidates up for election at the Annual Meeting because they have the experience, industry knowledge, integrity and commitment necessary to oversee the execution of our strategic plan and create value for all our stockholders. Additionally, the Nominating and Governance Committee carefully evaluated all four individuals proposed by Krensavage, along with certain other persons.

Your Board of Directors unanimously recommends submitting the enclosed WHITE proxy or voting instruction card, or following the instructions thereon to vote via the Internet or by telephone, to vote FOR each of your Board of Directors’ seven nominees for director.

Krensavage’s nominees have NOT been endorsed by your Board of Directors. Your Board of Directors unanimously recommends that you disregard any [                    ] proxy or voting instruction card that may be sent to you by Krensavage. Voting against Krensavage’s nominees on its [                    ] proxy or voting instruction card is not the same as voting for your Board of Directors’ nominees, because a vote against Krensavage’s nominees on its [                    ] proxy or voting instruction card will revoke any previous proxy submitted by you. If you have already voted using a [                    ] proxy or voting instruction card sent to you by Krensavage, you have every right to change it. We urge you to revoke that proxy by voting in favor of your Board of Directors’ nominees by using and submitting the enclosed WHITE proxy or voting instruction card, or by following the instructions thereon to vote via the Internet or by telephone. Only the latest validly executed proxy that you submit will be counted. If you have any questions or need assistance voting, please call our proxy solicitor:

Georgeson Inc.

(866) 856-2826

RTIX@georgeson.com

We are not responsible for the accuracy or completeness of any information provided by or relating to Krensavage contained in any proxy solicitation materials filed or used by, or on behalf of, Krensavage or in any other statements that Krensavage or any person acting on their behalf may otherwise make.

Director	Age	Year First Became Director	Business Experience
NOMINEES FOR ELECTION AT THE ANNUAL MEETING

Peter F. Gearen, M.D.	67	1998	Dr. Gearen joined our Board of Directors in 1998 and was appointed Vice Chairman of the Board of Directors in February 2016. Dr. Gearen was an Associate Professor of Orthopedics at the University of Florida College of Medicine from 1993 to 2012. Dr. Gearen also was Chief of Staff at the Shands Hospital at the University of Florida and served as Assistant Dean of Clinical Affairs at the University of Florida College of Medicine from 1992 until 1999. Dr. Gearen was appointed Chairman of the Department of Orthopedics in May 2002 and stepped down as Chairman on June 30, 2010. Dr. Gearen retired from practice on June 30, 2012. Dr. Gearen holds a B.A. from Spring Hill College and an M.D. from the Stritch Loyola Medical School. Dr. Gearen has a depth of medical experience and healthcare knowledge and, as a former practicing orthopedic surgeon, is knowledgeable about our products and the orthopedic products market in general. We regard this perspective to be of high importance because physicians are a key target market of the Company. In addition, we believe that his length of time on our Board of Directors has provided him with valuable, long-term knowledge of our operations and our products.

Brian K. Hutchison	56	2001	Mr. Hutchison joined RTI in December 2001 and was elected Chairman of the Board of Directors in December 2002. On May 5, 2011, Mr. Hutchison stepped down as Chairman while continuing to serve as President and Chief Executive Officer and a member of our Board of Directors. In this role, Mr. Hutchison oversees all aspects of the company and its affiliates. Mr. Hutchison spent the previous 12 years with Stryker Corporation. His last position at Stryker was Vice President, Worldwide Product Development and Distribution. Mr. Hutchison earned a bachelor’s degree in business administration from Grand Valley State University in 1981. He also completed the Program for Management Development at Harvard Business School. As the only management representative on our Board, Mr. Hutchison provides an insider’s perspective in Board discussions relating to the business and strategic direction of the company and has experience in all aspects of

Director	Age	Year First Became Director	Business Experience
			the company’s worldwide business. We believe Mr. Hutchison’s length of service at RTI provides our Board of Directors with detailed knowledge and unique perspectives and insights regarding the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of our Company and its business. We also believe it is customary for the Chief Executive Officer to serve on the Board of Directors.

Thomas A. McEachin	63	2015	Mr. McEachin joined the Board of Directors in December 2015. Mr. McEachin has been retired since 2012. Prior to his retirement, he served in executive capacities with Covidien Surgical Solutions, a division of Covidien plc, from 2008-2012, first as Vice President, Finance (2008-2011), and then as Vice President and Group Chief Financial Officer (2011-2012). Prior to joining Covidien, Mr. McEachin served United Technologies and its subsidiaries in various finance capacities during the period 1997-2008. Prior to joining United Technologies, Mr. McEachin served in various executive capacities with Digital Equipment Corporation (1986-1997) and Xerox Corporation (1975-1986). Mr. McEachin holds a B.S. from New York University and an MBA from Stanford University. Mr. McEachin’s finance and executive management experience provides our Board of Directors with valuable financial reporting, compliance, accounting and controls, and corporate governance experience. Mr. McEachin qualifies as an “Audit Committee financial expert.”

Jonathon M. Singer	52	2016	Mr. Singer is a new nominee for election to the Board of Directors. Mr. Singer has served as Chief Financial Officer of Sagent Pharmaceuticals since September 2011, and was appointed Executive Vice President and Chief Financial Officer in March 2012. Mr. Singer was Senior Vice President, Treasurer, Secretary and Chief Financial Officer of Landauer, Inc. from 2006 to 2011. From 2004 to 2006, Mr. Singer served as Vice President of Global Finance and Chief Financial Officer of the Medial Segment for Teleflex Inc. Prior to 2004, Mr. Singer worked in various capacities for R. R Donnelly & Sons, Cardinal Health Inc., and KPMG LLP. Mr. Singer is a certified public accountant and received a Bachelor’s Degree in Business Administration from Miami University in Ohio and a Master’s Degree from Northwestern University’s Kellogg Graduate School of

Director	Age	Year First Became Director	Business Experience
			Management. Mr. Singer’s financial background (particularly as a sitting chief financial officer of a publicly-traded company) and life sciences experience qualifies him to serve on our Board of Directors. Mr. Singer also qualifies as an “Audit Committee financial expert.”

Paul G. Thomas	60	2016	Mr. Thomas is a new nominee for election to the Board of Directors. Mr. Thomas has served as the Chief Executive Officer of Roka Bioscience, Inc. since September 2009, where he also sits on the Board of Directors. Mr. Thomas was the founder of Roka Bioscience, which focuses on the development and commercialization of rapid, accurate and cost-effective molecular assays for biopharmaceutical processing, food safety and other industrial testing applications. Prior to Roka Bioscience, Mr. Thomas previously served as Chairman, Chief Executive Officer and President of LifeCell Corporation, a publicly traded regenerative medicine company, from 1998 until it was acquired by Kinetic Concepts, Inc. in 2008. Prior to joining LifeCell Corporation, Mr. Thomas held various senior positions during his tenure of 15 years with Ohmeda, Inc., a world leader in inhalation anesthetics and acute care pharmaceuticals. Mr. Thomas currently serves on the Board of Directors of AbioMed, Inc. and Aegerion Pharmaceuticals, Inc. Mr. Thomas received his Bachelor of Science in Chemistry from St. Michael’s College, his Master of Business Administration from Columbia University, and completed his post graduate studies in chemistry at the University of Georgia. Mr. Thomas’ extensive leadership experience with companies in the life science industry qualifies him to serve as a member of our Board of Directors. We regard his experience as a Chief Executive Officer to be of great importance to the Company in providing a broad perspective of the industry, as well as management issues.

Nicholas J. Valeriani	59	2016	Mr. Valeriani is a new nominee for election to the Board of Directors. Mr. Valeriani recently retired as the Chief Executive Officer of West Health, The Gary and Mary West Health Institute, an independent nonprofit medical research organization that works to create new and more effective ways of delivering healthcare at lower costs, a position he has held since 2012. Previously, Mr. Valeriani served 34 years in key positions at Johnson & Johnson, including Company Group Chairman of Johnson & Johnson Ortho-Clinical Diagnostics from 2009 to 2012; Vice President, Office of Strategy and Growth from 2007 to 2009; and, prior to 2007, as Worldwide Chairman, Medical Devices and Diagnostics, and Corporate Vice President, Human Resources. Mr. Valeriani also served on the Executive Committee of Johnston & Johnson during his tenure. Mr. Valeriani currently serves on the Board of Directors of Edwards Lifesciences Corp., and Roka Bioscience, Inc., as well as the Robert Wood Johnson

Director	Age	Year First Became Director	Business Experience
			University Hospital. Mr. Valeriani received a Bachelor’s Degree in Industrial Engineering and a Master of Business Administration from Rutgers University. Mr. Valeriani’s experience in the global medical device industry and his leadership in the areas of strategy, growth and human resources qualifies him to serve on our Board of Directors.

Shirley A. Weis	62	2014	Ms. Weis joined the Board of Directors in October 2014. Ms. Weis is president of Weis Associates, LLC (a consulting firm focused on healthcare management, strategic planning and leadership development) and emerita Vice President & Chief Administrative Officer of Mayo Clinic. Ms. Weis has worked at Mayo Clinic in many different capacities since 1995, but, most recently, was charged with overseeing the operations of 87 corporations that make up the Mayo Clinic system, including a 57,000 member staff. Ms. Weis was a member of the Mayo Clinic Board of Trustees and served as the secretary for the Mayo Clinic Board of Governors. Ms. Weis currently holds a position on the Board of Directors of Sentry Insurance Company as well as advisory boards for American World Clinics and Women Business Leaders. Ms. Weis is Special Advisor to the President and Professor in the W.P. Carey School of Business and the College of Nursing and Health Innovation at Arizona State University. Ms. Weis graduated with a master’s degree in management from Aquinas College and recently received an honorary doctor of science degree from Michigan State University. Ms. Weis’s background at the Mayo Clinic provides our Board of Directors with valuable healthcare and business strategy from the perspective of a purchaser of medical products. In addition, she has significant consulting and management experience, which has enabled her to provide valuable insight to our Board of Directors.

PREFERRED DIRECTORS (APPOINTED BY HOLDERS OF PREFERRED STOCK)

Curtis M. Selquist	71	2013	Mr. Selquist joined the Board of Directors pursuant to the Investment Agreement by and between the Company and WSHP Biologics Holdings, LLC, an affiliate of Water Street Healthcare Partners, in July 2013 (the “Investment Agreement”). Mr. Selquist has been an Operating Partner at Water Street, a strategic investor focused exclusively on the healthcare industry, since April 2007. Mr. Selquist has led and grown a number of global healthcare businesses during a distinguished 35-year career at Johnson & Johnson. Prior to joining Water Street, he was the Company Group Chairman of Johnson & Johnson Medical and Johnson & Johnson Healthcare Systems. Mr. Selquist also served as President of Johnson & Johnson Latin America. He was subsequently

Director	Age	Year First Became Director	Business Experience
			appointed Worldwide President of Johnson & Johnson, Merck Consumer Pharmaceuticals and Company Group Chairman, responsible for Johnson & Johnson Medical. Mr. Selquist was the founding Chairman of the Global Healthcare Exchange. He also served as Chairman of the National Alliance for Health Information Technology, and as a board member of the National Quality Forum. Mr. Selquist also chaired the National Quality Forum Leadership Network. Mr. Selquist serves as the Lead Director of Breg, Inc. (a manufacturer of medical braces and splints). He is also a Director of Temp Time, Inc. (a cold chain temperature monitoring business) where he serves as Chair of the Board, Chair of the Compensation Committee and a member of the Audit Committee. He was a Director of Health Fitness Corporation (a provider of health management and corporate fitness solutions) from 2007-2010, where he served on the Compensation Committee and Strategy Committee as Chair. He received a bachelor’s degree in Finance and Management from Bradley University.

Christopher R. Sweeney	41	2015	Mr. Sweeney joined the Board of Directors in October 2015 pursuant to the Investment Agreement. Mr. Sweeney has been employed by Water Street, a strategic investor focused exclusively on the healthcare industry, since 2005, serving initially as a principal and, since 2010, as a partner. Prior to joining Water Street, Mr. Sweeney was employed in various capacities with Cleary & Oxford, a middle market healthcare investment firm, from 1997-2005, ultimately serving as a principal. Mr. Sweeney holds a degree from Williams College.

Vote Required

Directors must be elected by a plurality of votes cast at the meeting. This means the nominees receiving the highest number of votes cast shall be elected as directors. If you do not vote for a nominee, or you indicate “withholding authority,” your vote will not count either for or against the nominee.

Board Recommendation

The Board of Directors deems the election of each of the nominees listed above as directors to be in the best interests of RTI Surgical, Inc. and its stockholders, and recommends a vote “FOR” the election of the nominees.

CORPORATE GOVERNANCE

Our Board of Directors believes that corporate governance should play a significant role in maximizing stockholder value in a manner consistent with legal requirements and high standards of integrity. Our Board of Directors adheres to certain corporate governance practices, which practices the Board and management believe promote this purpose and which reflect our values.

Board of Directors

Members and Director Independence

Our current Board of Directors consists of nine members: Dean H. Bergy, Philip R. Chapman, Peter F. Gearen, Brian K. Hutchison, Thomas A. McEachin, Curtis M. Selquist, Adrian J. R. Smith, Christopher R. Sweeney and Shirley A. Weis. Our Board has determined that each of our current directors and each of our nominees, except for Mr. Hutchison, is an “independent director” as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules. Accordingly, if the seven nominees to serve as directors are elected at the Annual Meeting, our Board of Directors will consist of nine members, eight of whom qualify as an “independent director.”

Board Declassification

At the April 2013 Annual Meeting, we were successful in seeking stockholder approval of the Board’s proposal to declassify the Board of Directors and move to annual elections of directors. All directors (other than the directors appointed by Water Street, if any) are now subject to an annual election with one-year terms.

The Board’s Role in Risk Oversight

The Board of Directors as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committees. These committees then provide reports to the full Board. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment, and management of critical risks and management’s risk mitigation strategies. These areas of focus include strategic, operational, financial and reporting, succession planning and compensation, compliance, and other risks. The Board of Directors and its committees oversee risks associated with their respective areas of responsibility, as summarized below. Each committee meets in executive session with key management personnel and representatives of outside advisors as appropriate.

Board/Committee	Primary Areas of Risk Oversight
Full Board of Directors	Strategic, financial and execution risks and exposures associated with our business strategy, policy matters, significant litigation and regulatory exposures, and other current matters that may present material risk to our financial performance, operations, infrastructure, plans, prospects or reputation, mergers and acquisition activities and related integration matters, and divestitures.

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, investment guidelines and credit and liquidity matters, our programs and policies relating to legal compliance and strategy, and financial infrastructure.

Nominating and Governance Committee	Risks and exposures associated with director and management succession planning, corporate compliance and ethics, corporate governance, and overall board effectiveness, including appropriate allocation of responsibility for risk oversight among the committees of the Board.

Compensation Committee	Risks and exposures related to the attraction and retention of talent and risks relating to the design of compensation programs and arrangements, including incentive plans. We have determined that it is not reasonably likely that compensation and benefit plans would have a material adverse effect on the Company.

Science and Technology Committee	Risks and exposures associated with the direction, appropriateness of investment, and adequacy of progress of the Company’s science and technology programs.

Board Leadership Structure

We operate under a leadership structure in which the positions of Chairman of the Board and Chief Executive Officer have been separated, such that each position is held by a different person. Mr. Selquist currently serves as our Chairman and Mr. Hutchison serves as our President, Chief Executive Officer and a member of the Board of Directors. While we believe this structure is currently the most effective for our company, the Board of Directors has no mandatory policy with respect to the separation of the offices of Chairman and Chief Executive Officer. The Board believes that, in our circumstances, there are advantages to having an independent director serve as Chairman for matters such as communications and relations between the Board and the Chief Executive Officer and other senior management. In particular, the Board of Directors believes that the current structure enhances the Board’s oversight of management and allows our Chief Executive Officer to focus primarily on his management responsibilities.

The Chairman oversees the planning of the annual Board calendar, and, with the Chief Executive Officer, in consultation with the other directors, schedules and sets the agenda for meetings of the Board and leads the discussion at such meetings. The Chairman also presides at executive sessions, serves as a liaison between the Chief Executive Officer and the independent directors, oversees the process pursuant to which directors receive appropriate and timely information, assists the Chairpersons of the Board committees in preparing agendas for the respective committee meetings, chairs the Company’s Annual Meeting of Stockholders, is available in appropriate circumstances to speak on behalf of the Board, and performs such other functions and responsibilities as set forth in our Bylaws or as requested by the Board from time to time.

Dr. Gearen serves as Vice Chairman of the Board and fulfills the role of Chairman if Mr. Selquist is unavailable.

Board Meetings

During 2015, the Board of Directors held eight meetings, the Audit Committee held eleven meetings, the Compensation Committee held seven meetings, the Nominating and Governance Committee held five meetings and the Science and Technology Committee held two meetings. All directors attended at least 75% of all Board of Directors and applicable Committee meetings. The Board of Directors also at least quarterly holds executive sessions of the non-management members of the Board of Directors. All directors attended our 2015 Annual Meeting of Stockholders.

Outside Advisors

Our Board of Directors and each of its committees may retain outside advisors and consultants of their choosing at our expense. The Board of Directors need not obtain management’s consent to retain outside advisors.

Committees of the Board of Directors

Our Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Science and Technology Committee which assist our Board of Directors in discharging its responsibilities.

			Nominating	Science
Name	Audit	Compensation	and Governance	and Technology
Dean H. Bergy (I)(1)		—		—
Philip R. Chapman (I)(2)		—	—
Peter F. Gearen (I)	—	—
Brian K. Hutchison	—	—	—	—
Thomas A. McEachin (I)		—	—	—
Curtis M. Selquist (I)	—			—
Adrian J. R. Smith (I)(2)	—		—	—
Christopher R. Sweeney (I)	—	—	—	—
Shirley A. Weis (I)	—		—

Committee Chairperson
Member
(I)	Independent director

(1)	As noted previously, Dean H. Bergy stepped down as Chairman of the Board of Directors in February 2016 and is not standing for re-election at this year’s Annual Meeting.
(2)	Mr. Chapman and Mr. Smith are not standing for re-election at this year’s Annual Meeting.

Audit Committee

Our Audit Committee is charged with, among other things, the appointment of our independent registered public accounting firm, as well as discussing and reviewing with the independent registered public accounting firm the scope and the results of the annual audit, pre-approving the engagement of the independent registered public accounting firm for all audit-related services and permissible non-audit related services, and reviewing and approving all related-party transactions. Our Audit Committee also reviews interim financial statements included in our quarterly reports and reviews documents filed with the Securities and Exchange Commission. The Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the director independence standards of the NASDAQ Listing Rules as well as the heightened director independence standards of the SEC for Audit Committee members, including Rule 10A-3(b)(1) under the Exchange Act. The Board of Directors has also determined that each of the members of the Audit Committee is financially literate and is able to read and understand consolidated financial statements and that Mr. Bergy and Mr. McEachin each qualify as an “audit committee financial expert” as defined in the Exchange Act. If elected, Mr. Singer will also qualify as an “audit committee financial expert.” During 2015, our Audit Committee met eleven times. The charter of the Audit Committee is available on our website at http://www.rtix.com/en_us/investors/corporate-governance.

Compensation Committee

Our Compensation Committee plans, reviews and administers our executive compensation programs. The Board of Directors has determined that each member of the Compensation Committee is independent within the meaning of the director independence standards of the NASDAQ Listing Rules In addition, each member of the Compensation Committee is an “outside director” as defined in Section 162(m) of the Internal Revenue Code and a “non-employee” director as defined under Section 16 of the Exchange Act. Our Compensation Committee met seven times during 2015. The charter of the Compensation Committee is available on our website at http://www.rtix.com/en_us/investors/corporate-governance.

Nominating and Governance Committee

Our Nominating and Governance Committee was established for the purposes of assisting our Board of Directors in its selection of nominees for election to the Board at Annual Meetings of the stockholders and to fill any vacancies or newly created directorships and assisting the Board of Directors in its oversight of the corporate governance of the Company, including the Company’s Corporate Compliance and Ethics Program. The Board of Directors has determined that each member of the Nominating and Governance Committee is independent within the meaning of the director independence standards of the NASDAQ Listing Rules. Our Nominating and Governance Committee met five times in 2015. The charter of the Nominating and Governance Committee is available on our website at http://www.rtix.com/en_us/investors/corporate-governance.

Science and Technology Committee

Our Science and Technology Committee reviews our annual research and product development plans and progress in connection with those plans. Our Science and Technology Committee met two times during 2015. The charter of the Science and Technology Committee is available on our website at http://www.rtix.com/en_us/investors/corporate-governance.

Director Nomination Process

Director Qualifications. Our Nominating and Governance Committee has not formally established any specific qualifications that must be met by each candidate for the Board of Directors or specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. However, we seek board members who are highly qualified individuals with diverse backgrounds, have an understanding of the Company’s business and industry on a technical level, have good judgment and skills and have depth and breadth of professional experience or other background characteristics.

Identifying Nominees. The Nominating and Governance Committee, on a periodic basis, solicits ideas for possible candidates from members of the Board of Directors, executive officers and individuals personally known to members of the Board of Directors. In addition, the Nominating and Governance Committee is authorized to use its authority under its charter to retain at the Company’s expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). Prospective candidates recommended by stockholders are also considered (as discussed below).

Stockholder Nominations. Our Nominating and Governance Committee will consider director nominees recommended by stockholders. Pursuant to the charter of our Nominating and Governance Committee, any qualified candidates recommended by stockholders will be reviewed and evaluated against the same criteria applicable to the evaluation of candidates proposed by our directors, executive officers, third-party search firms or other sources.

Review of Director Nominees. In evaluating proposed director candidates, the Nominating and Governance Committee may consider, in addition to any minimum qualifications and other criteria for Board of Directors’ membership approved by the Board of Directors from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the proposed director candidate’s understanding of the Company’s business and industry on a technical level, his or her judgment and skills, his or her depth and breadth of professional experience or other background characteristics, his or her independence, his or her willingness to devote the time and effort necessary to be an effective board member, and the needs of the Board of Directors. Our Nominating and Governance Committee takes into account diversity in professional experience, skills and background in considering prospective director nominees and committee appointments and planning for director succession. The Nominating and Governance Committee considers at least annually, and recommends to the Board of Directors suggested changes to, if any, the size, composition, organization and governance of the Board of Directors and its committees.

In connection with its consideration of nominees to recommend for its Annual Meeting, our Nominating and Governance Committee considered certain candidates, including our current directors and the nominees proposed by Krensavage, in accordance with its established policies and procedures for considering potential director nominees. Consistent with the qualifications and characteristics expected of all directors of the Company (as summarized above), the Nominating and Governance Committee unanimously recommended the nominees named in this proxy statement as the individuals with the experience, industry knowledge, integrity, ability to devote time and energy, and commitment to the interests of all stockholders best qualified to execute our strategic plan and create value for all our stockholders.

Board and Committee Self-Evaluations

The Board of Directors conducts an annual self-evaluation to assess the qualifications, attributes, skills and experience represented on the Board and to determine whether the Board and its committees are functioning effectively. During the year, the Nominating and Governance Committee receives input on the Board’s performance from Directors and, through its Chairman, discusses the input with the full Board and oversees the full Board’s review of its performance. The self-assessment focuses on the Board’s contribution to the Company and on areas in which the Board believes that the Board or any of its committees could improve.

Communications with the Board

Our Board of Directors maintains a process for stockholders to communicate with the Board or individual directors as follows. Stockholders who wish to communicate with the Board of Directors or an individual director should direct written correspondence to the Corporate Secretary at our principal office at 11621 Research Circle, Alachua, Florida 32615. Any such communication must contain: (i) a representation that the stockholder is a holder of record of stock of the Company; (ii) the name and address, as they appear on our books, of the stockholder sending such communication; and (iii) the number of our shares that are beneficially owned by such stockholder. The Corporate Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

Code of Ethics for Senior Financial Professionals

Our Board of Directors has adopted a Code of Ethics for Senior Financial Professionals, applicable to our Chief Executive Officer, Chief Financial Officer and Vice President of Finance, Controller. The Code of Ethics for Senior Financial Professionals is available on our website at http://www.rtix.com/en_us/investors/corporate-governance.

Code of Conduct

Our Board of Directors has also adopted a Code of Conduct applicable to all of our directors, officers and employees. The Code of Conduct is available on our website at http://www.rtix.com/en_us/investors/corporate-governance.

Compensation Committee Interlocks and Insider Participation

During 2015, Mr. Selquist, Mr. Smith, Ms. Weis and Mr. Crowninshield (prior to his resignation from the Board of Directors) served as members of our Compensation Committee. No member of our Compensation Committee was an officer or employee of ours during 2015 or had any other relationship with us requiring disclosure. None of our executive officers serves as a member of the Board of Directors or the Compensation Committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities (collectively, the “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all such filings.

Based solely on our review of copies of such filings, or written representations from Reporting Persons that all reportable transactions were reported, we believe that during 2015, the Reporting Persons timely filed all reports they were required to file under Section 16(a) except that Mr. Sweeney inadvertently filed his initial Form 3 late.

EXECUTIVE OFFICERS OF THE COMPANY

Name	Age	Title
Brian K. Hutchison	56	President and Chief Executive Officer
Robert P. Jordheim	52	Executive Vice President and Chief Financial Officer
Roger W. Rose	56	President, RTI Donor Services, Executive Vice President
Caroline A. Hartill	59	Executive Vice President and Chief Scientific Officer
John N. Varela	49	Vice President US Operations

		Brian K. Hutchison joined RTI in December 2001 and was elected Chairman of the Board of Directors in December 2002. In May 2011, Mr. Hutchison stepped down as Chairman while continuing to serve as President and Chief Executive Officer and a member of our Board of Directors. In this role, Mr. Hutchison oversees all aspects of the company and its affiliates. Mr. Hutchison spent the previous 12 years with Stryker Corporation. He served most recently as vice president, worldwide product development and distribution. Mr. Hutchison earned a bachelor’s degree in business administration from Grand Valley State University in 1981. He also completed the Program for Management Development from Harvard Business School in 1995.

		Robert P. Jordheim joined RTI in June 2010 as Executive Vice President and Chief Financial Officer, and oversees all aspects of finance for the company. Mr. Jordheim has extensive corporate finance experience, including 17 years with Medtronic, Inc. Most recently, he served as Vice President, Finance and Business Development for Medtronic’s Spinal and Biologics business unit. Previously, he served as Vice President, Finance for Medtronic’s Surgical Technologies business unit. His tenure with Medtronic also included responsibilities in corporate development and international experience gained through a 5 year assignment in Europe. Previous to his tenure at Medtronic, Mr. Jordheim served as Manager of External Reporting at The Fairchild Corporation and as an auditor for Deloitte & Touche LLP. Mr. Jordheim earned a bachelor’s degree in business administration from Southern Methodist University and a master’s degree in business administration from the University of Pittsburgh with a concentration in finance.

Roger W. Rose was named Executive Vice President, President of RTI Donor Services, Inc. (“RTIDS”) in November 2015. In December 2014, Mr. Rose was named Executive Vice President Tissue-Based Implants. In July 2013, Mr. Rose was named Executive Vice President North American Sales and Marketing. In June 2010, Mr. Rose was named Executive Vice President and Chief Commercial Officer of RTI. In February 2008, Mr. Rose was named President of RTIDS, and, in August 2004, Mr. Rose was named Executive Vice President of RTI. Mr. Rose oversees all aspects of the organization’s not-for-profit affiliate, RTIDS, marketing and distribution of donated tissue back into the community. Mr. Rose joined RTI as Vice President of RTIDS in October 2002 and assumed additional responsibility for distribution and marketing in October 2003. Prior to this, Mr. Rose spent 7 years at Stryker Corporation where Mr. Rose held leadership positions in sales and marketing in both the medical and orthopedic divisions. Mr. Rose earned a bachelor’s degree in business administration from Western Michigan University and completed numerous executive education courses at University of California Los Angeles, University of Michigan and Harvard Business School, focusing on finance, leadership, medical marketing, negotiation and strategy.

Caroline A. Hartill was named Executive Vice President and Chief Scientific Officer in June 2010. She was named Chief Scientific Officer in March 2007. She joined RTI in November 2001 and was named Vice President of Quality Assurance and Regulatory Affairs in January 2003. In her role at RTI, Ms. Hartill oversees all research and development, quality assurance, regulatory affairs and clinical studies. She has served as a board member for BioFlorida and is chair for the Tissue Products Workgroup of the Advanced Medical Technology Association (AdvaMed). She also serves and has served in various capacities with the American Association of Tissue Banks (AATB), notably as current chair of Quality Council, current member of the Board of Governors, and past chair of the Accreditation Committee of the AATB. In addition, she is an appointed member of the Agency for Healthcare Administration (AHCA), State of Florida Organ and Tissue Transplant Advisory Committee. For the previous 18 years, she worked in the areas of technology development and market approvals as a consultant working with many major and start-up biotechnology and medical device companies worldwide. Ms. Hartill earned a Bachelor’s degree with honors in Health Sciences from Birmingham University Medical School in England, as well as a Master’s degree in Management from the University of Wolverhampton in England. Ms. Hartill has also earned Master’s level credits in Sterilization Science from Manchester University.

John N. Varela joined RTI in July 2014 as Vice President, U.S. Operations, and he oversees all aspects of U.S. manufacturing and distribution. In December 2014, he assumed additional responsibilities to oversee information technology, including SAP, and became an executive officer effective January 1, 2015. Prior to joining RTI, Mr. Varela was the Director of Operations for Heraeus Electro-Nite, Inc. (a company involved in the measurement, monitoring and control of molten metals) from September 2011 to July 2014. Varela has more than seven years of experience in the medical device industry with such companies as Teleflex Medical from 2004 to 2008 and Accellent, Inc. from 2008 to 2011. In his role at Accellent, Mr. Varela served as Director of Operations implementing lean principles to transform manufacturing and improve delivery performance. Mr. Varela spent the early part of his career with General Electric as well as Phillips Lighting Company and has a total of over twenty-seven years of experience in various leadership positions within manufacturing and supply chain industries. Mr. Varela earned a bachelor’s degree in mechanical engineering from The Pennsylvania State University and a master’s degree in environmental engineering from Drexel University. He has also earned his Six Sigma Master Black Belt and is certified in Production and Inventory Management.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(THE “SAY ON PAY” VOTE)

On an annual basis, we include a non-binding advisory vote on our executive compensation program (also referred to as a “say on pay” vote) in our proxy statement. We are pleased that at our 2015 Annual Meeting, our stockholders overwhelmingly approved the proposal, with over 92% of the votes cast voting in favor of the proposal. In accordance with Section 14A of the Exchange Act, this year we are again asking our stockholders to vote “For” to approve the compensation of our named executive officers as disclosed in this proxy statement. In deciding how to vote on this proposal, stockholders may wish to carefully review our compensation policies and decisions regarding our named executive officers as described in the Compensation Discussion and Analysis and related executive compensation information beginning on page 30.

We believe that our compensation policies and procedures are centered on a pay-for-performance philosophy. In deciding how to vote on this proposal, the Board of Directors encourages you to consider the following factors, which are more fully discussed in the Compensation Discussion and Analysis beginning on page 30:

•	We tie pay to performance. A significant portion of executive pay is not guaranteed. We attempt to set clear financial goals for corporate performance and we periodically review how executive pay aligns with Company financial performance.

•	Our Compensation Committee views Company performance in two primary ways:

•	The Company’s operating performance, including results against our long-term growth targets.

•	Return to shareholder over time, both on an absolute basis and relative to other companies including our Compensation peer group.

•	We attempt to mitigate undue risk, including utilizing clawback provisions, multiple performance targets, and robust Board of Directors and management processes to identify risk.

•	Our Compensation Committee benefits from its utilization of an independent compensation consulting firm.

•	We do not engage in certain compensation practices, including the following:

•	We do not provide excise tax gross-ups.

•	We do not have an executive retirement plan that provides extra benefits to the named executive officers.

•	We do not reprice underwater stock options.

We are asking you to indicate your approval for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking you to vote, on an advisory basis, FOR the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables, and the related narrative.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.

Board Recommendation

Our Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The primary objective of our executive compensation program has been to align executive pay with Company performance and long-term shareholder value creation. With respect to 2015 compensation decisions, the Committee reviewed the performance of the Company in 2014, the performance of each executive officer in 2014, relevant external market benchmark data provided by the Committee’s independent consultant, and relevant internal factors such as the Company’s business strategy and outlook for 2015 and the strength and continuity of the executive leadership team.

Based on these and other relevant considerations, the Compensation Committee approved the following decisions related to executive compensation levels and plan designs for 2015:

•	An increase to executive base salaries in the 3% to 5% range;

•	An increase in the CEO’s target short-term incentive opportunity from 75% to 85% of salary;

•	Modified the design of the Annual Bonus Plan to include 1) “Base Revenue” and “Focused Product Revenue” versus total revenue in the prior year and 2) “Operating Income Percentage” versus total operating income in the prior year;

•	No change to the CEO’s long-term incentive grant level of 150,000 stock options and 50,000 restricted shares, and no change to other NEOs’ long-term incentive grant levels of 60,000 stock options and 20,000 restricted shares; and

•	No change in the equity grant share mix of 75% stock options and 25% restricted shares, or to the material terms of these awards.

Applicable Definitions

“Base Revenue” means total revenue less focused product revenue.

“Focused Product Revenue” means the total of revenue derived from the distribution of our FortivaTM, map3® and nanOss® products.

“Operating Income Percentage” means non-GAAP operating income, not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), as a percentage of revenues. The calculation of Operating Income Percentage, and its reconciliation to the applicable GAAP figure, is set forth in Appendix A to this Proxy Statement.

The Company’s operating plans for 2015 included an increase in total revenues of 14% over 2014, an increase in Operating Income Percentage from 2% in 2014 to 10% percent and an increase in operating cash flow from $6.9 million of operating cash in 2014 to operating cash flow of $27.1 million in 2015. The 2015 operating plans focused on successfully growing all of our businesses with increased emphasis on growing focused products as a key driver of long-term growth. We believe the targeted results were significantly above growth rates for the Company’s competitors as well as its 2015 compensation peer group. See the discussion below under Short-Term Incentive Compensation which addresses the 2015 results compared to the 2015 targets in the Annual Bonus Plan.

The Company’s actual performance in 2015 was as follows:

•	Total revenue increased by $19.5 million to $282.3 million or an increase of 7.4% over 2014;

•	Operating Income Percentage increased to 8.7% from 2.1% in 2014;

•	Operating cash flow increased to $9.0 million or an increase of $2.1 million (or 30.4%) over 2014; and

•	Stock price decreased 23.7%, from $5.20 on December 31, 2014 to $3.97 on December 31, 2015.

The Company’s 2015 results and the Compensation Committee’s deliberations were reflected in our final 2015 executive compensation decisions:

•	Short-term incentive compensation, based on targets achieved in the Annual Bonus Plan, were approved by the Compensation Committee and the Board of Directors on February 24, 2016;

•	The stock options granted on February 17, 2015 at an exercise price of $5.23 and restricted stock awards with a value of $5.23 were underwater by the end of the year (based on a year-end stock price of $3.97); and

•	The value of our executives’ stock holdings in RTI decreased commensurate with the decrease in shareholder value during the year.

We believe these performance and pay results demonstrate a strong alignment between executive compensation, Company performance, and shareholder value creation.

The remainder of this Compensation Discussion and Analysis provides the more detailed philosophy, process, considerations, and analysis involved in the determination of executive compensation, particularly in regards to our 2015 named executive officers composed of the executive officers listed above.

Oversight of Executive Compensation Program

General. The Compensation Committee of our Board of Directors (the “Compensation Committee”), presently consisting of Mr. Selquist, Mr. Smith and Ms. Weis, is responsible for the planning, review and administration of our executive compensation programs. The Board of Directors adopted an amended charter for the Compensation Committee in December 2014, a copy of which is available on our website at http://www.rtix.com/en_us/investors/corporate-governance.

One of our primary corporate objectives is to provide a superior return to stockholders. To support this objective, we believe we must attract, retain and motivate top quality executive talent. We believe that the executive compensation program we adopt is a critical tool in this process. The executive compensation program is designed to link executive compensation to our performance through at-risk compensation opportunities, providing significant reward to executives based on our success. The executive compensation program consists of base salary, annual cash incentive opportunities and long-term incentives represented by stock option and restricted stock grants.

The Compensation Committee oversees our executive compensation programs. Our compensation programs are designed specifically for: (1) our executive officers named in the Summary Compensation Table and other officers of the Company and (2) a broad-base of Company employees. The Compensation Committee is charged with the review and approval of all annual compensation decisions relating to executive officers and our annual compensation guidelines for all other Company officers and employees.

Compensation Consultant

The Compensation Committee retains an independent compensation consultant to assist with the annual review of executive compensation levels. The Compensation Committee has engaged Pearl Meyer as its independent consultant since 2011. Pearl Meyer reports to and is directed by the Compensation Committee, and provides no other services to the Company. The compensation consultant assists the Compensation Committee by providing comparative market data on compensation practices and programs based on an analysis of the companies in our peer group identified below, and also provides guidance on industry best practices.

Peer Group and Compensation Targets

With the assistance of Pearl Meyer, the Compensation Committee selected a peer group of public companies and prepared an analysis of compensation paid to our executive officers against the executive officers at the peer companies, which we refer to as “compensation benchmarking data.” The 2014 peer group (which was used in connection with making 2015 compensation decisions) consisted of the following thirteen publicly-traded medical device related companies which had executives in positions that were of similar scope to RTI Surgical’s executives: Alphatec Holdings, Inc.; AngioDynamics Inc.; Atrion Corp.; CryoLife Inc.; Cyberonics Inc.; Endologix Inc.; Exactech Inc.; Globus Medical, Inc.; K2M Group Holdings, Inc.; Merit Medical Systems; Tornier N.V.; Vascular Solutions Inc.; and Wright Medical Group Inc.

The compensation benchmarking data provides information to compare the compensation levels of executives against comparable organizations but is not the main determinant of compensation. In general, the Committee considers the executive’s compensation against the median of the compensation benchmarking data, and then considers additional factors such as Company performance, individual executive performance, internal pay equity among colleagues, and retention risks.

Overview of Compensation Philosophy and Program

In order to recruit and retain the most qualified and competent individuals as executive officers, we strive to maintain a compensation program that is competitive in the global labor market. Our compensation program is intended to reward exceptional organizational and individual performance.

The following compensation objectives are considered in setting the compensation programs for our executive officers:

•	drive and reward performance which supports the Company’s core values of quality, integrity, innovation, safety, and excellence;

•	provide a significant percentage of total compensation that is at-risk, or variable, based on predetermined performance criteria;

•	design competitive total compensation and rewards programs to enhance our ability to attract and retain knowledgeable and experienced executive officers; and

•	set compensation and incentive levels that reflect competitive market practices.

Compensation Elements and Rationale for Pay Mix Decisions

To reward both short and long-term performance in the compensation program and in furtherance of our compensation objectives noted above, our executive compensation philosophy includes the following four principles:

(i)	Compensation should be related to performance

The Compensation Committee believes that a significant portion of an executive officer’s compensation should be tied not only to individual performance, but also to the performance of the executive officer’s function and to Company performance measured against both financial and non-financial goals and objectives.

During periods when performance meets or exceeds the established objectives, incentive compensation should be paid at or above targeted levels, respectively. When our performance does not meet key objectives, incentive award payments, if any, should be less than such targeted levels.

(ii)	Incentive compensation should represent a large portion of executive officers’ total compensation

A majority of targeted compensation should be in the form of short-term and long-term incentives, which are calculated and paid based primarily on financial measures of profitability and stockholder value creation. We believe this provides incentives to our executive officers to increase Company profitability and long-term stockholder returns.

(iii)	Compensation levels should be competitive

The Compensation Committee reviews the compensation benchmarking data in an attempt to ensure that the compensation program is competitive. We believe that a competitive compensation program will enhance our ability to attract and retain executive officers.

(iv)	Incentive compensation should balance short and long-term performance

The Compensation Committee seeks to structure a balance between achieving strong short-term annual results and ensuring our long-term viability and success. To reinforce the importance of balancing these perspectives, executive officers are regularly provided both short and long-term incentives.

We provide executive officers and many employees with various means of becoming stockholders of the Company. These opportunities include stock option grants and restricted stock awards.

The Compensation Committee believes that the mix of long-term incentives allows us to deliver long-term incentive awards aligned with the interests of stockholders. Stock options and restricted stock awards create a focus on share price appreciation and also serve as a retention tool to encourage recipients to remain at the Company.

Financial Metrics Used in Compensation Programs

Financial metrics are commonly referenced in defining Company performance for executive officer compensation. The Compensation Committee bases its compensation decisions on the Company’s performance related to certain objectives. The Compensation Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the executive officers. The Compensation Committee retains discretion to take other factors into account in determining annual bonuses and to award no annual bonuses even if performance criteria are met. These metrics are defined here, and their use in annual and short-term incentive programs is described below.

(i)	Revenue

Revenue growth is a reflection of our ability to successfully bring new products to market, gain market share and expand the many markets that we serve.

(ii)	Operating Income Percentage

We use operating income percentage as a metric in the bonus plan for executive officers in order to measure growth and reflect how well we deliver value to our shareholders from our business operations.

(iii)	Operating Cash Flow

Operating cash flow is a GAAP measure and an indication of liquidity. We believe that operating cash flow is useful because it is a consistent measure of the underlying results of our business. Furthermore, management uses it internally as a measure of the performance of our operations.

Review of Executive Officer Performance

The Compensation Committee reviews, on an annual basis, each compensation element of an executive officer. In each case, the Compensation Committee takes into account the scope of responsibilities and experience and balances these against competitive compensation levels.

In addition, each year, the President and Chief Executive Officer presents to the Compensation Committee his evaluation of each executive officer, other than himself, which includes a review of contribution and performance over the past year, strengths, weaknesses, development plans and succession potential. The Chairman of the Board and the Chairman of the Compensation Committee in consultation with the Board of Directors also evaluate the President and Chief Executive Officer’s performance in light of corporate goals and objectives and other factors as deemed appropriate. Following these reviews and a comparison to the compensation benchmarking data, the Compensation Committee makes its own assessments and approves compensation for each executive officer, including the President and Chief Executive Officer. The Compensation Committee recommends to the Board of Directors compensation for the executive officers, including the President and Chief Executive Officer. The Board of Directors evaluates the contribution and performance of the executive officers, including the President and Chief Executive Officer, and approves their compensation after considering the recommendation of the Compensation Committee.

Components of the Executive Compensation Program

The Compensation Committee believes the total compensation and benefits program for executive officers should consist of the following:

•	base salaries;

•	short-term incentive compensation;

•	long-term incentive compensation;

•	retirement, and health and welfare benefits; and

•	executive transition agreements.

Base Salaries

Base salaries are determined by evaluating an executive officer’s level of responsibility, experience, and performance. The Compensation Committee also considers the executive’s salary relative to the market median pay data provided by its independent consultant.

Increases to base salaries, if any, are driven primarily by individual performance and comparative data from the compensation benchmarking data. Individual performance is evaluated by reviewing the executive officer’s success in achieving business results, promoting our core values and demonstrating leadership abilities.

In setting the base salary of the executive officers for 2015, the Compensation Committee reviewed the compensation of comparable executive officers from the compensation benchmarking data. The Compensation Committee also considered the Company’s continuing achievement of its short- and long-term goals to:

•	achieve specific Operating Income Percentage, operating cash flow and revenue levels;

•	communicate strategy and financial results effectively; and

•	develop leadership capabilities.

The Compensation Committee reviews the compensation benchmarking data annually for general economic conditions and marketplace compensation trends. Base salaries for executive officers are usually adjusted:

•	when the current compensation demonstrates a significant deviation from the market data;

•	to recognize outstanding individual performance; or

•	to recognize an increase in responsibility.

The salaries paid to the executive officers during 2015 are shown in the Summary Compensation Table.

Short-Term Incentive Compensation

The Annual Bonus Plan provides executive officers with the opportunity to earn cash bonuses based on the achievement of specific Company-wide performance goals. The Compensation Committee approves the design of the annual incentive component of our compensation program in an attempt to better align executive officer pay with our annual (short-term) performance. Incentive bonuses are generally paid in cash in February or March of each year for the prior year’s performance. Bonus payments to executive officers above certain target amounts may be paid in restricted stock instead of cash.

The Compensation Committee approves a target incentive opportunity as a percentage of each executive officer’s base salary. These target percentages are based on a variety of factors, including the relative contribution of the role to company performance, internal equity among colleagues, and competitive market practices. The incentive target percentage represents the executive officer’s annual bonus opportunity if the annual performance goals of the incentive plan are achieved.

The Annual Bonus Plan establishes a set of financial metrics for each executive officer that will be used in the determination of that officer’s bonus. These metrics are selected with a goal to drive annual performance. The Board sets performance goals that it believes are achievable, but that represent improvements over the prior year’s performance.

The 2015 targets and bonus criteria for each of our named executive officers were as follows:

Name	Office	Bonus Target as a Percentage of Salary	Bonus Criteria (1)
Brian K. Hutchison	President and Chief Executive Officer	85%	Base Revenues 20.0%, Focused Product Revenues 13.4%, non-GAAP Operating Income Percentage 33.3% and Operating Cash Flow 33.3%

Robert P. Jordheim	Executive Vice President and Chief Financial Officer	50%	Base Revenues 20.0%, Focused Product Revenues 13.4%, non-GAAP Operating Income Percentage 33.3% and Operating Cash Flow 33.3%

Roger W. Rose	President, RTI Donor Services, Executive Vice President	50%	Base Revenues 20.0%, Focused Product Revenues 13.4%, non-GAAP Operating Income Percentage 33.3% and Operating Cash Flow 33.3%

Caroline A. Hartill	Executive Vice President and Chief Scientific Officer	50%	Base Revenues 20.0%, Focused Product Revenues 13.4%, non-GAAP Operating Income Percentage 33.3% and Operating Cash Flow 33.3%

John N. Varela	Vice President US Operations	40%	Base Revenues 20.0%, Focused Product Revenues 13.4%, non-GAAP Operating Income Percentage 33.3% and Operating Cash Flow 33.3%

(1)	The Operating Income Percentage performance measure was calculated using non-GAAP measures, which we believe provide meaningful supplemental information regarding our core operational performance, as more fully described in Appendix A to this Proxy Statement.

Mr. Hutchison’s short-term incentive target was increased from seventy-five percent to eighty-five percent of base salary in 2015 to more closely align with market median pay levels. There were no changes in short-term incentive targets as a percent of base salary for the other executive officers in 2015.

The specific 2015 performance goals established by the Compensation Committee for the executive officers in each bonus criterion, together with the level of the Company’s actual 2015 performance in those criteria, are set forth in the following table:

Performance Category	2015 Target	2015 Results	Percentage Achievement
Base Revenue	$270.9 Million	$262.4 Million	96.9%

Focused Product Revenue	$29.1 Million	$19.9 Million	68.4%

Non-GAAP Operating Income Percentage	10.0%	9.6%(1)	96.0%

Operating Cash Flow	$27.1 Million	$9.0 Million	33.2%

(1)	The calculation of non-GAAP Operating Income Percentage for purposes of calculating 2015 results, equals GAAP revenues divided by non-GAAP operating income of $27.2 million (as calculated, and reconciled to the applicable GAAP figure, in Appendix A to this Proxy Statement).

Actual payouts under the Annual Bonus Plan are based upon a comparison of actual performance to performance goals approved by the Board of Directors at the beginning of the year. In addition, these performance goals contain thresholds and if performance is below such thresholds, no amount is earned for such goals. For 2015, the actual performance for each of the Focused Product Revenue and Operating Cash Flow criteria was below the applicable threshold so no amount was deemed to be achieved for these criteria despite the percentage achievement described in the table above. Payouts under the Annual Bonus Plan are discretionary by the Board of Directors and annual bonus payouts under the plan may reflect adjustments (downward or upward) for extraordinary or unusual accounting events.

The Board of Directors evaluation of the Company’s performance in the performance bonus criteria summarized above indicated that the Company fell short of reaching its total revenue goals, although the Company achieved a 7% increase compared to the prior year. Operating Income Percentage fell slightly short of goal due to pressure on gross margin resulting from the Company’s failure to meet its revenue goal and the Company’s mix of revenues not being as planned. Lastly, the Company fell short of the operating cash flow goal as the Company had significant investments in accounts receivable and inventories, as well as higher than planned payments on accounts payable.

Accordingly, the Board of Directors decided not to adjust the calculated payouts of the 2015 short-term incentives for each of the named executive officers which were 42.5% of their overall bonus targets. The Board of Directors approved the bonuses which were paid in March 2016.

Long-Term Incentive Compensation

Long-term incentives comprise a significant portion of an executive officer’s total compensation package. The Compensation Committee’s objective is to provide executive officers with long-term incentive award opportunities that will align pay with shareholder value creation, encourage teamwork and collaboration in accomplishing long-term goals, facilitate stock ownership among executives, create retention incentives, and generally reflect competitive market practices. In recent years, we have provided executive officers with stock options and restricted stock awards.

Each year the Company budgets a certain level of equity compensation expense and the Compensation Committee and Board of Directors approve awards within budget guidelines. The executive officers are awarded stock options and/or restricted stock awards as part of the overall allocation of equity compensation to all managerial employees of the Company. The compensation benchmarking data is looked at as a point of reference as to whether executive officers are receiving stock awards commensurate with responsibilities similar to executive officers in the peer companies.

The Compensation Committee approved long-term incentive awards to executive officers in 2015 consisting of stock options and restricted stock awards.

The long-term incentive information related to the executive officers for 2015 is included in the Summary Compensation Table under the columns Stock Awards and Option Awards. Additional information on long-term incentive awards is shown in the Grants of Plan-Based Awards Table and the Outstanding Equity Awards at Fiscal Year-End Table.

Stock Options

An important objective of the long-term incentive program is to strengthen the relationship between the long-term value of our stock price and the potential financial gain for employees. Stock options provide key employees, including the executive officers, with the opportunity to purchase our Common Stock at a price fixed on the grant date regardless of future market price. Stock options for key employees are subject to stock option agreements under which one-fifth of the options vest and become exercisable on each anniversary of the original award date.

A stock option will only have value if our Common Stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to “vest” thus, providing an incentive for an option holder to remain employed by the Company. In addition, stock options link a portion of an employee’s compensation to stockholders’ interests by providing an incentive to make decisions designed to increase the market price of our stock.

The exercise prices of the stock options granted to the executive officers in 2015 are shown in the Grants of Plan-Based Awards Table. Additional information on these grants, including the number of shares subject to each grant, also is shown in the Grants of Plan-Based Awards Table.

Options generally are granted annually at the first Board of Directors meeting of the year, after final determination of our previous year’s operating results. Our practice is that the exercise price for each stock option is the closing stock price on the date of grant. Under our option plans, the option price shall not be less than the fair market value of the shares on the date of grant.

There is a limited term in which key employees can exercise stock options, known as the option term. The option term is generally ten years from the date of grant. At the end of the option term, the right to purchase any unexercised options expires. Option holders generally forfeit any unvested options if their employment with us terminates.

In certain instances, stock options may vest on an accelerated schedule. Retirement may trigger accelerated vesting if approved by the Compensation Committee. For example, all unvested options would vest as of the retirement date, and the optionee would have a certain period to exercise the options depending on the terms outlined in the stock option award agreement. However, the exercise period may not exceed the original option term.

Additionally, death or disability while employed with the Company may cause all stock options to vest automatically and become exercisable depending on the terms outlined in the stock option award agreement.

Restricted Stock Awards

Restricted stock awards (“RSAs”) are intended to retain key employees, including the executive officers, through vesting periods. Restricted stock awards provide the opportunity for capital accumulation and more predictable long-term incentive value.

RSAs generally are awarded periodically by the Compensation Committee. RSAs are shares of our Common Stock that are awarded with the restriction that the recipient remains with us until the date of vesting. RSAs generally vest one-third annually after the original award date. The purpose of granting RSAs is to encourage ownership of our Common Stock by, and retention of, our key employees. Executive officers are allowed to vote RSAs as a stockholder and also have the right to receive dividends, if any, based on the number of shares held free of restriction.

Any unvested RSAs generally are forfeited if the recipient terminates employment with the Company or if they fail to meet the continuing employment restriction outlined in the RSA agreement. In the event of death or disability, any unvested RSAs are immediately vested.

The RSAs granted to the executive officers during 2015 are shown in the Grants of Plan-Based Awards Table. Additional information on these grants, including the number of shares subject to each grant, also is shown in the Grants of Plan-Based Awards Table.

Stock Ownership Guidelines and Insider Trading Policy

Our Board of Directors has adopted Stock Ownership Guidelines, which require our chief executive officer to hold an amount equal to six times base salary, our other named executive officers to hold an amount equal to three times base salary and our non-employee directors to hold an amount equal to five times the annual cash retainer plus all shares initially granted upon election to the Board, if applicable. Our chief executive officer, other named executive officers and non-employee directors shall be given five years from the date of first becoming subject to these Stock Ownership Guidelines, to achieve the threshold ownership. Once the threshold is reached, an executive officer or non-employee director is permitted to sell shares, provided that the threshold number of shares is maintained. When an executive officer or non-employee director leaves our Company or the Board of Directors, the executive officer or non-employee director may sell any vested shares he or she possesses, subject to compliance with applicable law. Each of our named executive officers and non-employee directors is in compliance with the Stock Ownership Guidelines.

Our Board of Directors has also adopted an Insider Trading Policy, which includes anti-hedging a provisions that restrict our employees, officers and directors from purchasing financial instruments or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of our stock. The Stock Ownership Guidelines and Insider Trading Policy are available on our website at http://www.rtix.com/en_us/investors/corporate-governance.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to each of the executive officers unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations, as well as pursuant to a plan approved by the Company’s stockholders. We may from time to time pay compensation to our executive officers that may not be deductible, including discretionary bonuses or other types of compensation outside of our plans.

Although the Compensation Committee has generally attempted to structure executive compensation so as to preserve deductibility, it also believes that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code.

Although equity awards may be deductible for tax purposes by the Company, the accounting rules pursuant to FASB ASC 718 require that the portion of the tax benefit in excess of the financial compensation cost be recorded to paid-in-capital.

Retirement, Health and Welfare Benefits

We offer a variety of retirement, health and welfare benefits to all eligible employees. The executive officers generally are eligible for the benefit programs on the same basis as the rest of the broad-based employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include options for medical, pharmacy, dental, vision, life insurance and accidental death and disability. Coverage under the life insurance and disability programs also offer benefit amounts specific to executive officers.

We offer retirement programs that are intended to supplement the employee’s personal savings and social security. The program includes RTI Surgical, Inc. Retirement Plan, which is a 401(k) plan. All U.S. employees, including executive officers, are generally eligible for the 401(k) Plan.

We adopted the 401(k) Plan to enable employees to save for retirement through a tax-advantaged combination of employee and Company contributions and to provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. The 401(k) Plan allows eligible employees to elect to contribute up to 100% of their eligible compensation to an investment trust. Eligible compensation generally means all wages, salaries and commissions from the Company. Employee contributions are matched in cash by us at the rate of $1.00 per $1.00 of employee contribution for the first 6% of the employee’s eligible compensation. Employee’s contributions vest immediately and the employer’s contributions vest after the employee has three years of service with the Company. The 401(k) Plan provides for thirty-seven different investment options, for which the participant has sole discretion in determining how both the employer and employee contributions are invested. The 401(k) Plan does not provide our employees the option to invest directly in the Company’s stock. The 401(k) Plan offers in-service withdrawals in the form of loans, hardship distributions and distributions at 59.5 years of age. The 401(k) Plan benefits are payable pursuant to the participant’s election.

Perquisites and Perquisite Allowance Payments

Executive officers are provided with the following benefits as a supplement to their other compensation:

•	Health and Welfare Coverage: We pay 100% of the premium for both health and dental insurance for executive officers. In addition, at our expense, each executive officer is allowed to have a complete and professional personal physical exam on an annual basis. Officers are responsible for deductibles under the health benefit plans.

•	Life Insurance & Accidental Death & Dismemberment Coverage: We pay 100% of the premium for both term life insurance and accidental death and dismemberment coverage, equal to $2,000,000 for our Chief Executive Officer and $500,000 for the remaining executive officers. We also pay 100% of the premium for an additional $50,000 term life insurance policy for the executive officers of the Company.

•	Short-Term and Long-Term Disability: We pay 100% of the premium cost for these benefit programs for executive officers. The short-term disability program provides income replacement at 60% of base pay level for up to eleven weeks or recovery. The long-term disability program then pays 60% of the base pay level beginning on week twelve up to age 65.

Severance Plan

We do not have in effect any general severance plan that provides for change-in-control payments to our executive officers. We have executive transition agreements for our President and CEO and our Executive Vice Presidents, which contain change-in-control provisions. These agreements are described under “Executive Transition Agreements” and “Potential Payments upon Termination of Employment” below.

Employment Agreements

We do not currently have employment agreements with our executive officers.

Executive Transition Agreements

In 2012, Mr. Hutchison, Mr. Jordheim, Mr. Rose, and Ms. Hartill each entered into an executive transition agreement with the Company. On December 3, 2015, these agreements were amended to extend the expiration date to December 31, 2018. We have the right to extend the term of any agreement by giving written notice to the executive officer prior to its expiration. If a “Change in Control” (as defined below) occurs before the expiration of the then-current term of any agreement, and if the term would otherwise end within two years after the date of such Change in Control, then the term will automatically be extended to the second anniversary of the date of the Change in Control.

In general, the executive transition agreement with each executive officer (other than Mr. Hutchison) provides that if, during the term of the agreement, we or our successor terminates the employment of the executive officer without “Cause” (as defined below), or the executive officer voluntarily terminates his or her employment for “Good Reason” (as defined below), the executive officer will be entitled to periodic severance payments for 12 months totaling an amount equal to the sum of: (a) one year of the executive officer’s then-current annual base salary (or, if greater, the annual base salary in effect as of the beginning of the preceding year) plus (b) the amount of the executive officer’s then-current target bonus opportunity (or, if there is no target bonus for the year in which employment is terminated, the amount of the bonus earned by the executive officer for the immediately preceding year). Mr. Hutchison’s agreement provides for periodic severance payments, following such termination of employment, for 24 months totaling an amount equal to 2.0 times the sum of: (a) one year of his then-current annual base salary (or, if greater, the annual base salary in effect as of the beginning of the preceding year) plus (b) the amount of his then-current target bonus opportunity (or, if there is no target bonus for the year in which his employment is terminated, the amount of his bonus earned for the immediately preceding year).

Termination without “Cause” occurs if the executive is terminated for any reason other than: (1) conviction or a nolo contendere (uncontested) plea to a felony; (2) commission of fraud or a material act or omission involving dishonesty with respect to the company or its subsidiaries; (3) willful failure to carry out the material employment responsibilities; or (4) gross negligence or willful misconduct in the performance of the executive’s duties which has had or is reasonably likely to have a material adverse effect on the company.

An executive may terminate his or her employment for “Good Reason” upon the occurrence of any of the following events or conditions: (1) the assignment to executive of any duties materially inconsistent with executive’s position, authority, duties or responsibilities as in effect immediately prior to such assignment, or any other material diminution in such position, authority, duties or responsibilities; (2) any material reduction in executive’s annual base salary or annual bonus opportunity in effect at any time and from time to time; (3) a relocation of executive’s principal office by more than 150 miles; or (4) the failure or refusal by a successor or acquiring company to expressly assume our obligations under the executive transition agreement upon the consummation of a “Change in Control” (as defined below).

“Change in Control” means any of the following events:

(i) the acquisition in one or more transactions by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act) of “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”), provided, however, that Voting Securities acquired directly from the Company by any Person shall be excluded from the determination of such Person’s Beneficial Ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding);

(ii) the consummation of a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation, do not own, directly or indirectly immediately following such merger or consolidation, more than 50% of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger or consolidation;

(iii) the individuals who, as of the date hereof, are members of the Board (the “Incumbent Board”), cease for any reason to constitute more than 50% of the Board, provided, however, that if the election, or nomination for election by the Company’s stockholders of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the executive transition agreement, be considered as a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iv) a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because 30% or more of the then outstanding Voting Securities is acquired by (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries, or (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

The agreements further provide for: (1) the accelerated vesting of stock options, restricted stock units, shares of restricted stock and other forms of equity-based incentive awards granted to the executive officer and (2) continued participation, at the same benefit and contribution levels, in our group health plan for 18 months following such termination of employment.

Each executive officer’s right to receive and retain his or her respective severance payments or benefits is subject to certain conditions, including delivery of a release of the company and compliance with specified restrictive covenants following such termination.

If all four of Krensavage’s nominees were elected to the Company’s Board of Directors, five of the Board’s nine directors would be members of the Incumbent Board (as defined above). As a result, this would not be a Change in Control for purposes of the executive transition agreements.

Potential Payments upon Termination of Employment

The following tables disclose the estimated payments and benefits that would have been provided to each of our executive officers, applying the assumptions that the triggering events described in their respective executive transition agreements took place on December 31, 2015 and their last day of employment was December 31, 2015.

Due to a number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the executive’s age.

Brian K. Hutchison, President and Chief Executive Officer

	Termination without Cause or Resignation for Good Reason
Base Salary	$1,155,000	(1)
Bonus	981,750	(2)
Unvested Equity Awards	472,304	(3)
Value of Life and Medical Insurance Benefits	10,419	(4)

Total	$2,619,473

(1)	Assumes a base salary of $577,500 per year.
(2)	Assumes $490,875 as the target bonus opportunity for the year in which Mr. Hutchison’s employment terminates.
(3)	The closing price of our common stock on December 31, 2015 was $3.97 per share, and Mr. Hutchison had 15,000 unvested options with an exercise price of $2.69 per share, 90,000 unvested options with an exercise price of $3.60 per share, 120,000 unvested options with an exercise price of $3.78 per share, and 100,001 unvested restricted stock awards as of December 31, 2015.
(4)	Includes the premiums to be paid by the company for life, health, dental and vision insurance.

Robert P. Jordheim, Executive Vice President and Chief Financial Officer

	Termination without Cause or Resignation for Good Reason
Base Salary	$352,800	(1)
Bonus	176,400	(2)
Unvested Equity Awards	196,604	(3)
Value of Life and Medical Insurance Benefits	11,014	(4)

Total	$736,818

(1)	Assumes a base salary of $352,800 per year.
(2)	Assumes $176,400 as the target bonus opportunity for the year in which Mr. Jordheim’s employment terminates.
(3)	The closing price of our common stock on December 31, 2015 was $3.97 per share, and Mr. Jordheim had 12,000 unvested options with an exercise price of $2.69 per share, 36,000 unvested options with an exercise price of $3.60 per share, 48,000 unvested options with an exercise price of $3.78 per share, and 40,001 unvested restricted stock awards as of December 31, 2015.
(4)	Includes the premiums to be paid by the company for life, health, dental and vision insurance.

Roger W. Rose, President, RTI Donor Services, Executive Vice President

	Termination without Cause or Resignation for Good Reason
Base Salary	$339,917	(1)
Bonus	169,959	(2)
Unvested Equity Awards	188,924	(3)
Value of Life and Medical Insurance Benefits	11,471	(4)

Total	$710,271

(1)	Assumes a base salary of $339,917 per year.
(2)	Assumes $169,959 as the target bonus opportunity for the year in which Mr. Rose’s employment terminates.
(3)	The closing price of our common stock on December 31, 2015 was $3.97 per share, and Mr. R. Rose had 6,000 unvested options with an exercise price of $2.69 per share, 36,000 unvested options with an exercise price of $3.60 per share, 48,000 unvested options with an exercise price of $3.78 per share, and 40,001 unvested restricted stock awards as of December 31, 2015.
(4)	Includes the premiums to be paid by the company for life, health, dental and vision insurance.

Caroline A. Hartill, Executive Vice President and Chief Scientific Officer

	Termination without Cause or Resignation for Good Reason
Base Salary	$350,717	(1)
Bonus	175,359	(2)
Unvested Equity Awards	196,604	(3)
Value of Life and Medical Insurance Benefits	7,330	(4)

Total	$730,010

(1)	Assumes a base salary of $350,717 per year.
(2)	Assumes $175,359 as the target bonus opportunity for the year in which Ms. Hartill’s employment terminates.
(3)	The closing price of our common stock on December 31, 2015 was $3.97 per share, and Ms. Hartill had 12,000 unvested options with an exercise price of $2.69 per share, 36,000 unvested options with an exercise price of $3.60 per share, 48,000 unvested options with an exercise price of $3.78 per share, and 40,001 unvested restricted stock awards as of December 31, 2015.
(4)	Includes the premiums to be paid by the company for life, health, dental and vision insurance.

Restricted Stock Awards

Upon vesting of a restricted stock award and after the payment of the taxes due as a result of vesting, the executive officer is allowed to sell the vested shares. We do not currently have any post vesting holding period on restricted stock awards.

Exercise of Stock Options

Upon exercise of a stock option, the executive officer is allowed to sell the shares acquired upon exercise. We do not currently have any post exercise holding period on shares acquired upon exercise of stock options.

Claw Backs

The Board shall, in all appropriate circumstances, require reimbursement of any annual incentive payment or long-term incentive payment under any award to an executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the SEC and (2) a lower payment would have been made to the executive based upon the restated financial results. In each such instance, the Company will seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results. For purposes of this policy, the term “executive officer” means any officer who has been designated an executive officer by the Board.

Risk Assessment

Public companies are required to conduct a risk assessment to determine if there are any compensation programs, policies, or practices that are “reasonably likely” to have a material adverse effect on the Company.

The Compensation Committee conducted a risk assessment of the Company’s compensation policies and practices for the fiscal year 2015. This risk assessment consisted of a review of cash and equity compensation provided to senior executives and incentive compensation plans and commission plans which provide variable compensation based upon Company and individual performance. The Compensation Committee concluded that our compensation programs are designed with the appropriate balance of risk and reward in relation to the Company’s overall business and do not create risk that is reasonably likely to have a material adverse effect on the Company. The following characteristics of our compensation programs support this finding:

•	our use of different types of compensation vehicles that provide a balance of long- and short-term incentives with fixed and variable components;

•	our use of multiple performance measures in the short-term incentive program;

•	our practice of looking beyond results-oriented performance and assessing the contributions of a particular executive;

•	the ability of the Compensation Committee and/or the Board to reduce incentive payouts if deemed appropriate; and

•	the ability of our Board to recoup compensation in accordance with our “Clawback Policy”.

Summary Compensation Table

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our chief executive officer, our chief financial officer and each of the other three most highly compensated executive officers who were serving as executive officers at December 31, 2015 for the years indicated.

						Nonqualified
					Non-Equity	Deferred
Name and			Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Awards	Awards	Compensation	Earnings	Compensation		Total
Position	Year	($)	($) (1)	($) (1)	($) (2)	($) (3)	($)		($)
Brian K. Hutchison	2015	573,269	261,500	372,450	208,622	6,088	22,846	(4)	1,444,775
President and	2014	550,000	189,000	276,465	222,750	30,991	22,511	(5)	1,291,717
Chief Executive Officer	2013	547,000	180,000	258,135	—	97,728	22,146	(6)	1,105,009

Robert P. Jordheim	2015	350,215	104,600	148,980	74,970	—	23,242	(7)	702,007
Executive Vice President,	2014	336,000	75,600	110,586	90,720	—	22,632	(8)	635,538
Chief Financial Officer	2013	332,308	72,000	103,254	—	—	22,399	(9)	529,961

Roger W. Rose	2015	338,394	104,600	148,980	72,232	(549)	23,547	(10)	687,204
President, RTI Donor Services,	2014	330,016	75,600	110,586	89,104	3,215	23,234	(11)	631,755
Executive Vice President	2013	327,705	72,000	103,254	—	4,630	22,705	(12)	530,294

Caroline A. Hartill	2015	348,148	104,600	148,980	74,527	14,196	18,220	(13)	708,671
Executive Vice President,	2014	334,016	75,600	110,586	90,184	18,378	17,875	(14)	646,639
Chief Scientific Officer	2013	330,100	72,000	103,254	—	43,906	20,957	(15)	570,217

John N. Varela	2015	310,154	—	74,490	53,040	—	20,258	(16)	457,943
Vice President US Operations	2014	—	—	—	—	—	—		—
	2013	—	—	—	—	—	—		—

(1)	Reflects the fair value of the award at date of grant. The stock option award fair values are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. The assumptions underlying the valuation of restricted stock awards and stock options are set forth in footnote 5 to our consolidated financial statements for the year ended December 31, 2015.
(2)	Reflects bonuses earned under the Annual Bonus Plan.
(3)	Reflects the increase in value of named executive officer benefits under the Executive Nonqualified Excess Plan.
(4)	Includes matching contributions under our 401(k) Plan of $15,900, payment of $4,085 for health and dental insurance and payment of $2,861 for term life insurance.
(5)	Includes matching contributions under our 401(k) Plan of $15,600, payment of $4,085 for health and dental insurance and payment of $2,826 for term life insurance.
(6)	Includes matching contributions under our 401(k) Plan of $15,300, payment of $3,985 for health and dental insurance and payment of $2,861 for term life insurance.
(7)	Includes matching contributions under our 401(k) Plan of $15,900, payment of $6,539 for health and dental insurance and payment of $803 for term life insurance.
(8)	Includes matching contributions under our 401(k) Plan of $15,300, payment of $6,539 for health and dental insurance and payment of $793 for term life insurance.
(9)	Includes matching contributions under our 401(k) Plan of $15,300, payment of $6,296 for health and dental insurance and payment of $803 for term life insurance.
(10)	Includes matching contributions under our 401(k) Plan of $15,900, payment of $6,539 for health and dental insurance and payment of $1,108 for term life insurance.
(11)	Includes matching contributions under our 401(k) Plan of $15,600, payment of $6,539 for health and dental insurance and payment of $1,095 for term life insurance.

(12)	Includes matching contributions under our 401(k) Plan of $15,300, payment of $6,296 for health and dental insurance and payment of $1,109 for term life insurance.
(13)	Includes matching contributions under our 401(k) Plan of $13,334, payment of $3,895 for health and dental insurance and payment of $991 for term life insurance.
(14)	Includes matching contributions under our 401(k) Plan of $13,001, payment of $3,895 for health and dental insurance and payment of $979 for term life insurance.
(15)	Includes matching contributions under our 401(k) Plan of $15,300, payment of $3,985 for health and dental insurance and payment of $1,672 for term life insurance.
(16)	Includes matching contributions under our 401(k) Plan of $15,900, payment of $3,481 for health and dental insurance and payment of $877 for term life insurance.

Grants of Plan-Based Awards

This table discloses the actual numbers of restricted stock awards and stock options granted during 2015 and the grant date fair value of these awards. It also captures potential future payouts under the Company’s non-equity incentive plans.

							All Other
					All Other		Option
					Stock		Awards:		Exercise
					Awards:		Number of		or Base	Grant Date
		Estimated Future Payouts Under Non-			Number of		Securities		Price of	Fair Value of
		Equity Incentive Plan Awards (1)			Shares of		Underlying		Option	Stock and
	Grant	Threshold	Target	Maximum	Stock or		Options		Awards	Option Awards
Name	Date	($)	($)	($)	Units (#)		(#)		($/Sh)	($)
Brian K. Hutchison	2/17/2015	245,438	490,875	736,313	50,000	(2)	150,000	(3)	5.23	633,950
Robert P. Jordheim	2/17/2015	88,200	176,400	264,600	20,000	(2)	60,000	(3)	5.23	253,580
Roger W. Rose	2/17/2015	84,975	169,950	254,925	20,000	(2)	60,000	(3)	5.23	253,580
Caroline A. Hartill	2/17/2015	87,675	175,350	263,025	20,000	(2)	60,000	(3)	5.23	253,580
John N. Varela	2/17/2015	62,400	124,800	187,200	—		30,000	(3)	5.23	74,490

(1)	These amounts represent the threshold, target, and maximum bonuses payable to each executive under the Company’s 2015 Bonus Plan.
(2)	Such restricted stock awards were granted on February 17, 2015, pursuant to our 2010 Equity Incentive Plan. Subject to the recipient’s continued service with us, 33.3% of these restricted stock awards will become vested on each anniversary date from February 17, 2016 through February 17, 2018.
(3)	Such options were granted on February 17, 2015, pursuant to our 2010 Equity Incentive Plan. Subject to the recipient’s continued service with us, 20% of these options will become exercisable on each anniversary date from February 17, 2016 through February 17, 2020.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2015 for executive officers.

	Option Awards				Stock Awards
								Equity
								Incentive
							Equity	Plan
							Incentive	Awards:
							Plan	Market or
						Market	Awards:	Payout
						Value of	Number of	Value of
						Shares	Unearned	Unearned
	Number of	Number of			Number of	or Units	Shares,	Shares,
	Securities	Securities			Shares or	of Stock	Units or	Units or
	Underlying	Underlying			Units of	That	Other	Other
	Unexercised	Unexercised	Option		Stock That	Have	Rights	Rights
	Options	Options	Exercise	Option	Have Not	Not	That Have	That Have
	(#)	(#)	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)
Brian K. Hutchison (1)	60,000	15,000	2.69	2/28/2021	—	—	—	—
	100,000	—	2.98	2/10/2019	—	—	—	—
	60,000	90,000	3.60	2/25/2023	—	—	—	—
	30,000	120,000	3.78	2/25/2024	—	—	—	—
	72,000	48,000	4.02	2/9/2022	—	—	—	—
	100,000	—	4.30	4/20/2020	—	—	—	—
		150,000	5.23	2/17/2025	—	—	—	—
	30,000	—	7.25	3/2/2017	—	—	—	—
	34,506	—	7.28	3/7/2016	—	—	—	—
	35,000	—	7.45	1/28/2018	—	—	—	—
					100,001	397,004	—	—
Robert P. Jordheim (2)	48,000	12,000	2.69	2/28/2021	—	—	—	—
	200,000	—	3.20	6/21/2020	—	—	—	—
	24,000	36,000	3.60	2/25/2023	—	—	—	—
	12,000	48,000	3.78	2/25/2024	—	—	—	—
	36,000	24,000	4.02	2/9/2022	—	—	—	—
		60,000	5.23	2/17/2025	—	—	—	—
					40,001	158,804	—	—
Roger W. Rose (3)	24,000	6,000	2.69	2/28/2021	—	—	—	—
	30,000	—	2.98	2/10/2019	—	—	—	—
	24,000	36,000	3.60	2/25/2023	—	—	—	—
	12,000	48,000	3.78	2/25/2024	—	—	—	—
	36,000	24,000	4.02	2/9/2022	—	—	—	—
	40,000	—	4.30	4/20/2020	—	—	—	—
		60,000	5.23	2/17/2025	—	—	—	—
	30,000	—	7.25	3/2/2017	—	—	—	—
	20,000	—	7.28	3/7/2016	—	—	—	—
	15,000	—	7.45	1/28/2018	—	—	—	—
					40,001	158,804	—	—
Caroline A. Hartill (4)	48,000	12,000	2.69	2/28/2021	—	—	—	—
	60,000	—	2.98	2/10/2019	—	—	—	—
	24,000	36,000	3.60	2/25/2023	—	—	—	—
	12,000	48,000	3.78	2/25/2024	—	—	—	—
	36,000	24,000	4.02	2/9/2022	—	—	—	—
	80,000	—	4.30	4/20/2020	—	—	—	—
		60,000	5.23	2/17/2025	—	—	—	—
	30,000	—	7.25	3/2/2017	—	—	—	—
	20,000	—	7.28	3/7/2016	—	—	—	—
	30,000	—	7.45	1/28/2018	—	—	—	—
					40,001	158,804	—	—

John N. Varela (5)	4,000	16,000	4.26	7/14/2024	—	—	—	—
		30,000	5.23	2/17/2025	—	—	—	—
					—	—	—	—

(1)	Mr. Hutchison holds the following stock options which vest 20% per year over a five-year period from the date of grant and restricted stock awards which vest 33.3% per year over a three-year period from the date of grant:

- 150,000 stock options granted on February 17, 2015. 30,000 stock options have vested, or will vest, on each of February 17, 2016, 2017, 2018, 2019 and 2020.

- 150,000 stock options granted on February 25, 2014. 30,000 stock options have vested, or will vest, on each of February 25, 2015, 2016, 2017, 2018 and 2019.

- 150,000 stock options granted on February 25, 2013. 30,000 stock options have vested, or will vest, on each of February 25, 2014, 2015, 2016, 2017 and 2018.

- 120,000 stock options granted on February 9, 2012. 24,000 stock options have vested, or will vest, on each of February 9, 2013, 2014, 2015, 2016 and 2017.

- 75,000 stock options granted on February 28, 2011. 15,000 stock options have vested, or will vest, on each of February 28, 2012, 2013, 2014, 2015 and 2016.

- 50,000 restricted stock awards granted February 25, 2013. 16,666 restricted stock awards vested on February 25, 2014. 16,667 restricted stock awards have vested, or will vest on February 25, 2015 and 2016.

- 50,000 restricted stock awards granted February 25, 2014. 16,666 restricted stock awards vested on February 25, 2015. 16,667 restricted stock awards will vest on February 25, 2016, and 2017.

- 50,000 restricted stock awards granted February 17, 2015. 16,666 restricted stock awards will vest on February 17, 2016. 16,667 restricted stock awards will vest on each of February 17, 2017 and 2018.

(2)	Mr. Jordheim holds the following stock options which vest 20% per year over a five-year period from the date of grant and a restricted stock award which vests 33.3% per year over a three-year period from the date of grant:

- 60,000 stock options granted on February 17, 2015. 12,000 stock options have vested, or will vest, on each of February 17, 2016, 2017, 2018, 2019 and 2020.

- 60,000 stock options granted on February 25, 2014. 12,000 stock options have vested, or will vest, on each of February 25, 2015, 2016, 2017, 2018 and 2019.

- 60,000 stock options granted on February 25, 2013. 12,000 stock options have vested, or will vest, on each of February 25, 2014, 2015, 2016, 2017 and 2018.

- 60,000 stock options granted on February 9, 2012. 12,000 stock options have vested, or will vest, on each of February 9, 2013, 2014, 2015, 2016 and 2017.

- 60,000 stock options granted on February 28, 2011. 12,000 stock options have vested, or will vest, on each of February 28, 2012, 2013, 2014, 2015 and 2016.

- 20,000 restricted stock awards granted February 25, 2013. 6,666 restricted stock awards vested on February 25, 2014. 6,667 restricted stock awards have vested, or will vest, on each of February 25, 2015 and 2016.

- 20,000 restricted stock awards granted February 25, 2014. 6,666 restricted stock awards vested on February 25, 2015. 6,667 restricted stock awards have vested, or will vest on, each of February 25, 2016 and 2017.

- 20,000 restricted stock awards granted February 17, 2015. 6,666 restricted stock awards will vest on February 17, 2016. 6,667 restricted stock awards will vest on each of February 17, 2017 and 2018.

(3)	Mr. Rose holds the following stock options which vest 20% per year over a five-year period from the date of grant and a restricted stock award which vests 33.3% per year over a three-year period from the date of grant:

- 60,000 stock options granted on February 17, 2015. 12,000 stock options have vested, or will vest, on each of February 17, 2016, 2017, 2018, 2019 and 2020.

- 60,000 stock options granted on February 25, 2014. 12,000 stock options have vested, or will vest on, each of February 25, 2015, 2016, 2017, 2018 and 2019.

- 60,000 stock options granted on February 25, 2013. 12,000 stock options have vested, or will vest on, each of February 25, 2014, 2015, 2016, 2017 and 2018.

- 60,000 stock options granted on February 9, 2012. 12,000 stock options have vested, or will vest, on February 9, 2013, 2014, 2015, 2016 and 2017.

- 30,000 stock options granted on February 28, 2011. 6,000 stock options have vested, or will vest, on each of February 28, 2012, 2013, 2014, 2015 and 2016.

- 20,000 restricted stock awards granted February 25, 2013. 6,666 restricted stock awards vested on February 25, 2014. 6,667 restricted stock awards have vested, or will vest, on each of February 25, 2015 and 2016.

- 20,000 restricted stock awards granted February 25, 2014. 6,666 restricted stock awards vested on February 25, 2015. 6,667 restricted stock awards have vested, or will vest, on each of February 25, 2016 and 2017.

- 20,000 restricted stock awards granted February 17, 2015. 6,666 restricted stock awards will vest on February 17, 2016. 6,667 restricted stock awards will vest on each of February 17, 2017 and 2018.

(4)	Ms. Hartill holds the following stock options which vest 20% per year over a five-year period from the date of grant and a restricted stock award which vests 33.3% per year over a three-year period from the date of grant:

- 60,000 stock options granted on February 17, 2015. 12,000 stock options have vested, or will vest, on each of February 17, 2016, 2017, 2018, 2019 and 2020.

- 60,000 stock options granted on February 25, 2014. 12,000 stock options have vested, or will vest on, each of February 25, 2015, 2016, 2017, 2018 and 2019.

- 60,000 stock options granted on February 25, 2013. 12,000 stock options have vested, or will vest, on each of February 25, 2014, 2015, 2016, 2017 and 2018.

- 60,000 stock options granted on February 9, 2012. 12,000 stock options have vested, or will vest, on each of February 9, 2013, 2014, 2015, 2016 and 2017.

- 60,000 stock options granted on February 28, 2011. 12,000 stock options have vested, or will vest, on each of February 28, 2012, 2013, 2014, 2015 and 2016.

- 20,000 restricted stock awards granted February 25, 2013. 6,666 restricted stock awards vested on February 25, 2014. 6,667 restricted stock awards have vested, or will vest, on each of February 25, 2015 and 2016.

- 20,000 restricted stock awards granted February 25, 2014. 6,666 restricted stock awards vested on February 25, 2015. 6,667 restricted stock awards have vested, or will vest, on each of February 25, 2016 and 2017.

- 20,000 restricted stock awards granted February 17, 2015. 6,666 restricted stock awards will vest on February 17, 2016. 6,667 restricted stock awards will vest on each of February 17, 2017 and 2018.

(5)	Mr. Varela holds the following stock options which vest 20% per year over a five-year period from the date of grant:

- 30,000 stock options granted on February 17, 2015. 6,000 stock options have vested, or will vest, on each of February 17, 2016, 2017, 2018, 2019 and 2020.

- 20,000 stock options granted on July 14, 2014. 4,000 stock options have vested, or will vest, on each of July 14, 2015, 2016, 2017, 2018 and 2019.

Option Exercises and Stock Vested

The following table sets forth information with respect to restricted stock awards held by the persons named in the Summary Compensation Table that vested in 2015.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired	Realized	Acquired	Realized
	on	on	on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
Brian K. Hutchison	4,135	$1,199	46,667	$236,668
Robert P. Jordheim	—	—	20,000	101,199
Roger W. Rose	3,743	1,872	20,000	101,199
Caroline A. Hartill	2,241	650	20,000	101,199
John N. Varela	—	—	—	—

Nonqualified Deferred Compensation

The following table provides information about contributions, earnings, withdrawals, distributions and balances under the Executive Nonqualified Excess Plan.

	Executive	Registrant	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	Aggregate Balance
	Last FY	Last FY	FY	Distributions	at Last FYE
Name	($) (1)	($)	($)	($)	($) (2)
Brian K. Hutchison	$34,641	$—	$6,088	$—	$394,391
Robert P. Jordheim	—	—	—	—	—
Roger W. Rose	10,348	—	(549)	—	49,620
Caroline A. Hartill	—	—	14,196	(239,150)	2,422
John N. Varela	—	—	—	—	—

(1)	Contributions to the Plan are deferrals of base pay and at the employee’s option potentially deferrals of a portion of the annual bonus, if any.
(2)	Aggregate balance in the Plan consists of cumulative deferrals, base pay and annual bonus as reported in the Summary Compensation table, aggregate investment returns less withdrawals and distributions.

The Company has an Executive Nonqualified Excess Plan (“Excess Plan”) that permits eligible U.S. employees to defer base pay in excess of the amount taken into account under the Company’s qualified 401(k) Plan.

At the time participation is elected and on an annual basis thereafter, employees must specify the amount of base pay and/or the percentage of bonus to be deferred, as well as the time and form of payment. If termination of employment occurs before retirement (defined as at least age 55 with 10 years of service), distribution is made in the form of a lump sum payment, annual installments or a combination of both at the time of termination, subject to any delay required under Section 409A of the Code. At retirement, benefits are paid according to the distribution election made by the participant at the time of the deferral election and are subject to any delay required under Section 409A of the Code. No withdrawals are permitted during employment or prior to the previously elected distribution date, other than “hardship” withdrawals as permitted by applicable law.

Amounts deferred or credited under the Excess Plan are credited with an investment return determined as if the account were invested in one or more investment funds made available by the Company. Accounts maintained for participants under the Excess Plan are not held in trust, and all such accounts are subject to the claims of general creditors of nonqualified deferred compensation plans. No amounts are credited with above-market earnings.

Summary of 2015 Incentive Compensation Plan

On April 14, 2015, the Company’s stockholders approved and adopted the 2015 Incentive Compensation Plan, (the “2015 Plan”). The 2015 Plan provides for the grant of incentive and nonqualified stock options and restricted stock to key employees, including officers and directors of the Company and consultants and advisors. The 2015 Plan allows for up to 4,656,587 shares of common stock to be issued with respect to awards granted. The 2015 Plan is the successor to the equity incentive plans adopted by the Company in 1998, 2004 and 2010.

Compensation Committee Consideration of Shareholder Advisory Votes

At the Company’s Annual Meeting of shareholders held on April 14, 2015, the Company submitted the compensation of its executive officers to the Company’s shareholders in a non-binding vote. The Company’s executive compensation program received the support of the holders of more than 92% of the shares represented at the meeting. The Compensation Committee considered the results of the 2015 vote and views the outcome as evidence of strong shareholder support of the Company’s executive compensation decisions and policies. The Compensation Committee will continue to review future shareholder voting results, including the voting results with respect to “Proposal 2 – Advisory Vote on Executive Compensation” described in this Proxy Statement, and determine whether to make any changes to the Company’s executive compensation program in light of such voting results.

DIRECTOR COMPENSATION

Board compensation is determined by the Compensation Committee and is reviewed annually.

Our directors who are also our employees or officers did not receive any compensation specifically related to their activities as directors, other than reimbursement for expenses incurred relating to their attendance at meetings. In 2015 our non-employee directors received an annual retainer of $40,000, paid in quarterly installments. In addition, our non-employee directors received Chair and Member retainers ranging from $3,750 to $15,000 based on committee service. In 2015, the Chairman of the Board received an additional annual retainer of $35,000. There were no changes to Board compensation levels in 2015 as compared to 2014.

At the discretion of our Board of Directors or Compensation Committee, our directors are also eligible to receive stock awards under our 2015 Plan. On April 14, 2015, our then-Chairman, Dean H. Bergy, received a grant of 12,976 restricted stock awards at a stock price of $5.78 per share and each of Peter F. Gearen, Curt M. Selquist and Shirley A. Weis and our former Directors Philip R. Chapman, Adrian J. R. Smith, Roy D. Crowninshield and Ned H. Villers received a grant of 10,381 restricted stock awards at a stock price of $5.78 per share. In addition, on December 3, 2015, a new non-employee director, Thomas A. McEachin, received a grant of 5,523 restricted stock awards at a stock price of $4.06 per share. Another new non-employee director, Christopher R. Sweeney did not receive a grant in 2015. These restricted stock awards were subject to a restricted stock award agreement under which full vesting of the restricted stock award occurs on the day prior to the 2016 Annual Meeting.

The following table discloses the cash fees and stock awards and total compensation earned, paid or awarded, as the case may be, to each of the Company’s directors during 2015. Columns disclosing compensation under the headings “Option Awards,” “Non-Equity Incentive Plan Compensation,” “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” and “All Other Compensation” are not included because no compensation in these categories was awarded to, earned by or paid to our directors in 2015.

Director Compensation

	Fees Earned or
	Paid in Cash	Stock Awards		Total
Name	($) (1)	($) (2)		($)
Dean H. Bergy	93,752	75,000	(3)(4)	168,752
Philip R. Chapman	51,252	60,000	(5)(6)	111,252
Roy D. Crowninshield	52,500	60,000	(6)(7)	112,500
Peter F. Gearen	47,500	60,000	(6)	107,500
Thomas A. McEachin	—	22,423	(8)	22,423
Curt M. Selquist	52,500	60,000	(6)	112,500
Adrian J. R. Smith	53,750	60,000	(5)(6)	113,750
Christopher R. Sweeney	—	—	(9)	—
Ned H. Villers	40,000	60,000	(6)(10)	100,000
Shirley A. Weis	43,750	60,000	(6)	103,750

(1)	Includes 2015 annual cash retainer fees for serving on our Board and committees of our Board.
(2)	Reflects the restricted stock award value at date of grant. The value is calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. The assumptions underlying the valuation of restricted stock awards are included in footnote 5 to our consolidated financial statements for the year ended December 31, 2015.
(3)	Dean H. Bergy stepped down as Chairman of the Board of Directors in February 2016 and is not standing for re-election of this year’s Annual Meeting.
(4)	Includes 12,976 restricted stock awards granted in 2015 at a stock value of $5.78.
(5)	Mr. Chapman and Mr. Smith are not standing for re-election at this year’s Annual Meeting.
(6)	Includes 10,381 restricted stock awards granted in 2015 at a stock value of $5.78.
(7)	Roy D. Crowninshield retired from our Board on December 2, 2015.
(8)	Thomas A. McEachin joined our Board on December 3, 2015 and received 5,523 restricted stock awards granted in 2015 at a stock value of $4.06.
(9)	Christopher R. Sweeney joined our Board on October 21, 2015 and did not receive restricted stock awards in 2015.
(10)	Ned H. Villers resigned from our Board on October 21, 2015.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Curtis M. Selquist

Adrian J. R. Smith (Committee Chairperson)

Shirley A. Weis

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND CERTAIN

BENEFICIAL OWNERS

The following table sets forth information as of the record date regarding the beneficial ownership of our common stock by: (1) each person known by us to own beneficially more than 5% of our outstanding common stock; (2) each of our directors and nominees for director; (3) each executive officer named in the Summary Compensation Table; and (4) all of our directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed. Unless otherwise indicated, the address of the beneficial owner is: c/o RTI Surgical, Inc., 11621 Research Circle, Alachua, Florida 32615.

	Amount and Nature
	of Beneficial Ownership (1)
Name and Address of Beneficial Owner	Number	Percent
Brian K. Hutchison (2)	1,038,668	1.8
Robert P. Jordheim (3)	494,031	*
Roger W. Rose (4)	397,032	*
Caroline A. Hartill (5)	502,264	*
John N. Varela (6)	22,085	*
Dean H. Bergy (7)	115,347	*
Philip R. Chapman (8)	203,446	*
Peter F. Gearen (9)	171,483	*
Thomas A. McEachin (10)	5,523	*
Curt M. Selquist (11)	39,649	*
Jonathon M. Singer	—	*
Adrian J. R. Smith (12)	128,923	*
Christopher R. Sweeney (13)	—	*
Paul G. Thomas	—	*
Nicholas J. Valeriani	—	*
Shirley A. Weis (14)	18,916	*

WSHP Biologics Holdings, LLC (15)	13,246,329	18.6
333 West Wacker Drive, Suite 2800
Chicago, Illinois 60606

Paradigm Capital Management Inc. (16)
Nine Elk Street
Albany, New York 12207	4,439,700	7.7

BlackRock Inc. (17)
55 East 52nd Street
New York, New York 10022	5,977,048	10.3

Glen Capital Partners LLC (18)
800 South Street, Suite 160
Waltham, MA 02453	4,852,060	8.4

Dimensional Fund Advisors, LP (19)
Building One, 6300 Bee Cave Road
Austin, TX 78746	3,595,287	6.2

Krensavage Asset Management, LLC (20)
130 E. 59th Street, 11th Floor
New York, New York 10022	2,925,170	5.0

All current executive officers and directors, including those named as a group
(13 persons) (21)	3,137,367	5.2

*	Represents beneficial ownership of less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Shares of common stock issuable pursuant to restricted stock awards and options, to the extent such options are exercisable or convertible within 60 days after April 13, 2016 are treated as outstanding for purposes of computing the percentage of the person holding such securities but are not treated as outstanding for purposes of computing the percentage of any other person.
(2)	Includes currently-exercisable options to purchase 616,000 shares of our common stock and 140,635 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.
(3)	Includes currently-exercisable options to purchase 380,000 shares of our common stock and 50,212 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.
(4)	Includes currently-exercisable options to purchase 265,000 shares of our common stock and 50,212 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.
(5)	Includes currently-exercisable options to purchase 380,000 shares of our common stock and 50,212 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.
(6)	Includes currently-exercisable options to purchase 10,000 shares of our common stock and 12,085 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.
(7)	Includes currently-exercisable options to purchase 5,000 shares of our common stock and includes 12,976 shares of unvested restricted stock which will vest on April 14, 2016.
(8)	Includes currently-exercisable options to purchase 85,000 shares of our common stock and includes 10,381 shares of unvested restricted stock which will vest on April 14, 2016.
(9)	Includes currently-exercisable options to purchase 85,000 shares of our common stock and includes 10,381 shares of unvested restricted stock which will vest on April 14, 2016.
(10)	Includes 5,523 shares of unvested restricted stock which will vest on December 3, 2016.
(11)	Includes 10,381 shares of unvested restricted stock which will vest on April 14, 2016.
(12)	Includes currently-exercisable options to purchase 69,640 shares of our common stock and includes 10,381 shares of unvested restricted stock which will vest on April 14, 2016.
(13)	Christopher R. Sweeney joined our Board on October 21, 2015 and did not receive restricted stock awards in 2015.
(14)	Includes 10,381 shares of unvested restricted stock which will vest on April 14, 2016.
(15)	WSHP Biologics Holdings, LLC is the record owner of 50,000 shares of Series A Preferred, which is convertible at the current conversion price of $4.39 per share into approximately 13,246,329 shares of Common Stock.

The managing member of WSHP Biologics Holdings, LLC is the Water Street Fund, of which the sole general partner is Water Street Management. The sole general partner of Water Street Management is the Water Street GP. Due to their relationship with WSHP Biologics Holdings, LLC, the Water Street Fund, Water Street Management and the Water Street GP may be deemed to have shared voting power with respect to the Series A Preferred beneficially owned by the WSHP Biologics Holdings, LLC, and as a result, the Water Street Fund, Water Street Management and the Water Street GP may be deemed to have shared beneficial ownership of such shares of Series A Preferred. The individuals who serve on the Investment Committee of the Water Street GP are Timothy Dugan, James Connelly, Ned Villers, Kevin Swan, Robert Womsley, Peter Strothman and Christopher Sweeney.

(16)	Information is derived from Schedule 13G, filed with the SEC on February 11, 2016 by Paradigm Capital Management Inc.
(17)	Information is derived from Schedule 13G, filed with the SEC on January 8, 2016 by BlackRock, Inc.
(18)	Information is derived from Schedule 13G, filed with the SEC on January 19, 2016 by Glen Capital Partners Focus Fund, LP (the “Fund”); Glen Capital Partners LLC (the “Manager”); Glen Capital Partners GP LLC (the “General Partner”); and Gregory L. Summe (“Mr. Summe”). As the sole member of the Manager and General Partner, Mr. Summe may be deemed to share voting and dispositive power with respect to the shares held by the Fund. Mr. Summe disclaims beneficial ownership of the shares of the Company’s common stock held by the Fund, except to the extent of his pecuniary interest therein.
(19)	Information is derived from Schedule 13G, filed with the SEC on February 9, 2016 by Dimensional Fund Advisors, LP.
(20)	Information is derived from Amendment No. 1 to Schedule 13G, filed with the SEC on February 23, 2016 by Krensavage Asset Management, LLC.
(21)	Includes options to purchase 1,895,640 shares of our common stock and 303,356 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent registered public accounting firm. Towards this goal, the Audit Committee annually evaluates the qualifications, performance, and independence of the Company’s independent registered public accounting firm and determines whether to re-engage the current independent registered public accounting firm. As part of this evaluation, the Audit Committee considers the quality and efficiency of the services provided by the Company’s independent registered public accounting firm, along with its capabilities and its knowledge of the Company and its industry.

Based on this evaluation, in February 2016, the Audit Committee approved the appointment of Deloitte & Touche LLP, independent registered public accounting firm, to audit our accounts for 2016, subject to approval of the scope of the audit engagement and the estimated audit fees, which will be presented to the Committee at its July meeting.

We expect a representative of Deloitte & Touche LLP to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth fees billed for professional audit services and other services rendered to the Company by Deloitte & Touche LLP and its affiliates for the fiscal years ended December 31, 2015 and 2014.

	Fiscal 2015	Fiscal 2014
Audit Fees	$1,188,500	$1,222,189
Audit-Related Fees	—	—
Tax Fees	228,722	383,663
All Other Fees	—	—

Total	$1,417,222	$1,605,852

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for professional services rendered for the audit of our annual financial statements for the years ended December 31, 2015 and 2014, for the Sarbanes-Oxley Section 404 audit of our internal control structure, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for those years were $1,188,500 and $1,222,189, respectively.

Audit-Related Fees

Deloitte rendered no professional services for audit-related services for the years ended December 31, 2015 or 2014.

Tax Fees

The aggregate fees billed by Deloitte for professional services rendered for tax compliance, tax advice and tax planning primarily related to the preparation of international tax returns and assistance with tax audits, for the years ended December 31, 2015 and 2014 totaled $228,722 and $383,663, respectively.

All Other Fees

Deloitte rendered no professional services for all other fees for the years ended December 31, 2015 and 2014.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm prior to the engagement of the independent registered public accounting firm with respect to such services. All “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” set forth above were pre-approved by the Audit Committee in accordance with its pre-approval policy.

Vote Required

The Board of Directors recommends a vote “FOR” ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

AUDIT COMMITTEE REPORT

The Audit Committee presently consists of Messrs. Bergy, Chapman, and McEachin. All of the Audit Committee members satisfy the definition of independent director as established in the rules of The Nasdaq Stock Market and the Sarbanes-Oxley Act of 2002. The charter of our Audit Committee was updated in December 2015 and is available on our website at http://www.rtix.com/en_us/investors/corporate-governance. Under the Charter of the Audit Committee, the Audit Committee assists the Board of Directors in overseeing matters relating to the accounting and reporting practices of the Company, the adequacy of the Company’s disclosure controls and internal controls, the quality and integrity of the quarterly and annual financial statements of the Company, and pre-approval of the current year audit and non-audit fees with the Company’s independent registered public accounting firm.

Management is responsible for our financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm is responsible for auditing those financial statements. The responsibility of the Audit Committee is to monitor and review these processes.

During the year ended December 31, 2015, the Audit Committee held meetings and otherwise met and communicated with management and with Deloitte & Touche LLP, the Company’s independent registered public accounting firm for 2015. Deloitte & Touche discussed with the Audit Committee various matters under applicable auditing standards, including information regarding the scope and results of the audit and other matters required to be discussed by PCAOB AU 380, “Communication with Audit Committees,” and SEC Rule 2-07 of Regulation S-X. The Audit Committee also discussed with Deloitte & Touche its independence from the Company and received the written disclosures and the letter from Deloitte & Touche concerning independence as required by the PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence”. The Audit Committee also reviewed the provision of services by Deloitte & Touche not related to the audit of the Company’s financial statements and not related to the review provision of the Company’s interim financial statements as it pertains to the independence of Deloitte & Touche. Deloitte & Touche also periodically reported the progress of its audit of the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee reviewed and discussed with management the Company’s financial results prior to the release of earnings. In addition, the Audit Committee reviewed and discussed with management and Deloitte & Touche the interim financial information included in the quarterly Form 10-Q prior to their being filed with the SEC. The Audit Committee also reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2015 with management and Deloitte & Touche. Deloitte & Touche informed the Audit Committee that the Company’s audited financial statements are presented fairly in conformity with accounting principles generally accepted in the United States of America. The Audit Committee also monitored and reviewed the Company’s procedures and policies relating to the requirements of Section 404 of the Sarbanes-Oxley Act and related regulations.

Based on the review and discussions referred to above, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under these acts.

Audit Committee,
Dean H. Bergy (Committee Chairperson)
Philip R. Chapman
Thomas A. McEachin

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The Board of Directors of the Company has adopted a related party transaction policy. The policy requires that all “interested transactions” (as defined below) between the Company and any “related party” (as defined below) are subject to approval or ratification by the Audit Committee. In determining whether to approve or ratify such transactions, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Also, the Board of Directors has delegated to the Chair of the Audit Committee the authority to pre-approve or ratify any interested transaction in which the aggregate amount is expected to be less than $1 million. Finally, the policy provides that no director shall participate in any discussion or approval of an interested transaction for which he or she is a related party, except that the director shall provide all material information concerning the interested transaction to the Audit Committee.

Under the policy, an “interested transaction” is defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or any guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $100,000 in any fiscal year;

•	the Company is a participant; and

•	any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity).

A “related party” is defined as any:

•	person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than five percent beneficial owner of the Company’s common stock; or

•	immediate family member of any of the foregoing.

There were no related party transactions in 2015.

OTHER MATTERS

Our Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the person named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy is appreciated and will be helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

ANNUAL REPORT

A copy (without exhibits) of our Annual Report, including our report on Form 10-K for the year ended December 31, 2015, as filed with the SEC, has been provided with this proxy statement; however, that report is not part of the proxy soliciting information.

Additional copies of the Form 10-K are available, free of charge, upon request directed to:

Investor Relations

RTI Surgical, Inc.

11621 Research Circle

Alachua, Florida 32615

Telephone: (386) 418-8888

Our 2015 Form 10-K is also available through our website at http://www.rtix.com/investors/sec-filings-reports/. Our Form 10-K is not proxy soliciting material.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement or any other filing that we make with the SEC.

STOCKHOLDER PROPOSALS

All stockholder proposals intended to be presented at our Annual Meeting of Stockholders to be held in 2017 must be received by the Corporate Secretary at the address below no later than [            ], 2016 in order to be considered for inclusion in the Board of Directors’ proxy statement and form of proxy card relating to the 2017 Annual Meeting. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in Company sponsored proxy materials. In addition, the proxy solicited by the Board of Directors for the 2017 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company is provided with written notice of such proposal by [            ], 2017. Proposals should be addressed to:

Corporate Secretary

RTI Surgical, Inc.

11621 Research Circle

Alachua, Florida 32615

Appendix A

Reconciliation of GAAP operating income to non-GAAP operating income as follows:

Twelve Months Ended
December 31, 2015
(In thousands)
Actual
Operating
Income
Operating income	$24,625
Asset abandonments	814
Litigation settlement charges	804
Severance charges	995

Non-GAAP operating income	$27,238

Total revenue	282,293
Non-GAAP operating income as a percentage of total revenue	9.6%

The following are explanations of the adjustments that management excluded as part of the calculation of non-GAAP operating income for the year ended December 31, 2015 as well as the reasons for excluding the individual item:

2015 Asset abandonments – This adjustment represents an abandonment of certain long-term assets at our German facility. Management removes the amount of these costs from our operating results to supplement a comparison to our past operating performance.

2015 Litigation and settlement charges – This adjustment represent charges relating to settlements of domestic and international distributor disputes. Management removes the amount of these costs from our operating results to supplement a comparison to our past operating performance.

2015 Severance charges – This adjustment represents charges relating to the termination of former employees. Management removes the amount of these costs from our operating results to supplement a comparison to our past operating performance.

A-1

EVERY VOTE IS IMPORTANT

EASY VOTING OPTIONS:

VOTE ON THE INTERNET Log on to: www.proxy-direct.com or scan the QR code Follow the on-screen instructions available 24 hours

VOTE BY PHONE Call 1-800-337-3503 Follow the recorded instructions available 24 hours

VOTE BY MAIL Vote, sign and date this Proxy Card and return in the postage-paid envelope

PRELIMINARY PROXY CARD – SUBJECT TO COMPLETION

Please detach at perforation before mailing.

PROXY CARD	RTI SURGICAL, INC.	PROXY CARD
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON Thursday, May 26, 2016

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned, a stockholder of RTI Surgical, Inc. (the “Corporation”), hereby constitutes and appoints BRIAN K. HUTCHISON and THOMAS F. ROSE and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Thursday, May 26, 2016, and at any and all adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

VOTE VIA THE INTERNET: www.proxy-direct.com
VOTE VIA THE TELEPHONE: 1-800-337-3503

To change the address on your account, please check the box at right and indicate your new address in the address space below. Please note that changes to the registered name(s) on the account may not be submitted via this method.    ☐

EVERY VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the

Annual Stockholder Meeting to Be Held on Thursday, May 26, 2016

The Form 10-K and Notice & Proxy Statement are available at:

http://www.rtiproxy.com

IF YOU VOTE BY TELEPHONE OR INTERNET,

PLEASE DO NOT MAIL YOUR CARD

Please detach at perforation before mailing.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK. EXAMPLE:    ¢

	The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2 and 3.
1.	Election of Directors.					FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
	Nominees:

	01. Peter F. Gearen, M.D.	02.	Brian K. Hutchison	03.	Thomas A. McEachin	☐	☐	☐
	04. Jonathon M. Singer	05.	Paul G. Thomas	06.	Nicholas J. Valeriani
	07 Shirley A. Weis

INSTRUCTIONS: To withhold authority to vote for any individual director nominee(s), mark the “FOR ALL EXCEPT” box and write the name of the nominee(s) for which you would like to withhold authority on the following line.

						FOR	AGAINST	ABSTAIN
2.	To approve (on an advisory basis) the compensation of our named executive officers, as disclosed in the proxy statement (the “say on pay vote”).					☐	☐	☐

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.					☐	☐	☐

	NOTE: To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.

Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature – Please sign within the box	Date (mm/dd/yyyy)	Signature – (Joint Owners)	Date (mm/dd/yyyy)